As filed with the Securities and Exchange Commission on December 12, 1996

                                                          Registration No. 333-
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Digital Data Networks, Inc.
              (Exact name of small business issuer in its charter)
                           --------------------------

         Washington                            4812                         91-1426372
(State or jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)       Classification Code Number)      Identification Number)

3102 Maple Avenue, Suite 230                                                     Donald B. Scott
    Dallas, Texas 75201                                                     3102 Maple Avenue, Suite 230
      (214) 969-7200                                                            Dallas, Texas 75201
(Address, including zip code, and                                                 (214) 969-7200
  telephone number, including                                           (Name, Address,including zip code,
   area code, of registrant's        _________________________           and telephone number, including
  principal executive offices)                                           area code, of agent for service)

                                   Copies to:
                            Maurice J. Bates, L.L.C.
                           8214 Westchester, Suite 500
                               Dallas, Texas 75225
                              Phone (214) 692-3566
                               Fax (214) 987-2091
                            -------------------------


         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.
         If this form is to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
         If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

                            -------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================
================================================================================

================================================================================
(Registration Statement cover page cont'd)


                         CALCULATION OF REGISTRATION FEE
================================================================================

================================================================================

  Title of Each Class of        Amount to be       Proposed Maximum              Proposed Maximum             Amount of
Securities to be Registered      Registered   Offering Price per Unit(1)   Aggregate Offering Price(1)     Registration Fee

------------------------------- ------------- -------------------------- ----------------------------- ---------------------
Common Stock,
   no par  value (2)               1,840,000                 (2)                          (2)                       (2)

------------------------------- ------------- -------------------------- ----------------------------- ---------------------
Common Stock,
   no par value (3)                   39,625               $5.50                     $217,937.50                   $66.04
------------------------------- ------------- -------------------------- ----------------------------- ---------------------

Total                                                                                                             $100.00
=============================== ============= ========================== ----------------------------- =====================

1)    Estimated solely for the purpose of calculating the registration fee.
2) Issuable upon exercise of Common Stock Purchase Warrants, which shares were registered pursuant to Registration Statement File No. 33-95744-D, effective February 13, 1996. Pursuant to Rule 457(i), no additional registration fee is required. Pursuant to Rule 416 there are also registered an indeterminate number of shares of Common Stock, which may be issued pursuant to the anti-dilution provisions applicable to the Common Stock Purchase Warrants.
3)    Shares to be offered by Selling Shareholders.


Pursuant to Rule 429(b), the Registration Statement also relates to a Registration Statement 33-95744-D.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                           DIGITAL DATA NETWORKS, INC.

                              Cross-Reference Sheet
                      showing location in the Prospectus of
                   Information Required by Items of Form SB-2

Form SB-2 Item Number and Caption                                                Location In Prospectus
---------------------------------                                                ----------------------
 1.    Front of Registration Statement and
       Outside Front Cover of Prospectus.......................................  Outside Front Cover Page
 2.    Inside Front and Outside Back Cover
       Pages of Prospectus.....................................................  Inside Front Cover Page; Outside
                                                                                 Back Cover Page
 3.    Summary Information and Risk Factors....................................  Prospectus Summary; Risk Factors;
                                                                                 The Company
 4.    Use of Proceeds.........................................................  Use of Proceeds
 5.    Determination of Offering Price.........................................  Outside Front Cover Page; Risk
                                                                                 Factors
 6.    Dilution................................................................  *
 7.    Selling Shareholders....................................................  Selling Shareholders
 8.    Plan of Distribution....................................................  Outside Front Cover Page; Risk
                                                                                 Factors; Plan of Distribution
 9.    Legal Proceedings.......................................................  *
10.    Directors, Executive Officers, Promoters
       and Control Persons.....................................................  The Company; Management-Executive
                                                                                 Officers and Directors
11.    Security Ownership of Certain Beneficial
       Owners and Management...................................................  Principal Shareholders
12.    Description of Securities...............................................  Description of Securities
13.    Interest of Named Experts and Counsel...................................  Experts
14.    Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................................................  *
15.    Organization Within Last Five Years.....................................  The Company
16.    Description of Business.................................................  Business
17.    Management's Discussion and Analysis
       or Plan of Operation....................................................  Management's Discussion and
                                                                                 Analysis of Financial Condition
                                                                                 and Results of Operations
18.    Description of Property.................................................  Business
19.    Certain Relationships and Related
       Transactions............................................................  Certain Relationships and Related
                                                                                 Transactions
20.    Market for Common Equity and Related
       Stockholder Matters.....................................................  Price Range of Common Stock and
                                                                                 Warrants
21.    Executive Compensation..................................................  Management-Executive Compensation
22.    Financial Statements....................................................  Financial Statements
23.    Changes in and Disagreements with
       Accountants on Accounting and Financial
       Disclosure..............................................................  *
-----------------------------
(*)    None or Not Applicable

                 Subject to Completion - Dated December 12, 1996

PROSPECTUS

                           Digital Data Networks, Inc.


                 1,879,625 Shares of Common Stock, No Par Value


         This Prospectus relates to the offer and sale by certain holders (the "Selling Shareholders") of 39,625 shares of the Common Stock, no par value (the "Common Stock") of Digital Data Networks, Inc. (the "Company") from time to time in the market at prevailing market prices pursuant to this Prospectus. The shares of Common Stock to which this Prospectus relates may be sold by the Selling Shareholders directly to or through underwriters, dealers or agents in market transactions or privately negotiated transactions at market-based negotiated prices. The expenses of this offering, exclusive of brokerage or other commissions, will be paid by the Company. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders" and "Plan of Distribution."


         This Prospectus also relates to 1,840,000 shares of Common Stock (the "Warrant Shares") underlying 1,840,000 Common Stock Purchase Warrants (the "Warrants") issued by the Company in a public offering of 1,322,500 shares of Common Stock and 1,840,000 Warrants in February 1996. See "Description of Securities."


         The Common Stock and the Warrants are traded on the Nasdaq Small-Cap Market under the trading symbols "DIDA" and "DIDAW", respectively. The last sale prices on the Nasdaq Small-Cap Market were $4.63 per share of Common Stock and $1.06 per Warrant on December 11, 1996. See "Price Range of Common Stock and Warrants."



           THE SECURITIES OFFERED HEREBY ARE SPECULATIVE. PROSPECTIVE
        INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER
                          THE CAPTION "RISK FACTORS."



           THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
                    PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                            -------------------------
Information contained herein is subject to completion or amendment. A Registration Statment relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitiation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale could be unlawful prior to registration or qualification under the securities laws of any such State.



               The date of this Prospectus is ____________, 1996.

                              AVAILABLE INFORMATION


The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, New York, New York 10007; copies of such material may also be obtained by mail from the Public Reference Facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates, or on the Internet at http://www.sec.gov. This Prospectus omits certain information contained in the Registration Statement which the Company has filed with the Commission under the Securities Act of 1933 (the "Securities Act") and to which reference is hereby made for further information with respect to the Company and the securities offered hereby.


                             ADDITIONAL INFORMATION


The Company has filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract, agreement or any other document referred to therein are not necessarily complete. With respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C., and copies of the Registration Statement, including all exhibits thereto, may be obtained upon payment of certain fees prescribed by the Commission.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements (including notes thereto) appearing elsewhere in this Prospectus. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors." All references to share and per share data have been adjusted to reflect reverse stock splits in the Common Stock in 1995.


                                   The Company


     Digital Data Networks, Inc. (the "Company", or "DDN") provides wireless communications systems to the transit industry and high-end Internet services for business clients. The Company's Transit Network Division markets the wireless communications products and the Company's two wholly owned subsidiaries, Pro.Net Communications, Inc. ("Pro.Net") and Cyber America Corporation ("Cyber America"), market the Internet-related services. Pursuant to an exclusive license agreement with the Small Stock News Network ("SSNN"), the Company also offers, in Canada, financial news coverage of small capitalization companies to Internet users at SSNN's World Wide Web ("Web" or "WWW") site.



     The Company's Transit Network Division markets and operates two systems: a digital information network and a next-stop automated audio/visual announcement system ("NextStop"). The digital information network is a network of computerized electronic displays that delivers information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM subcarrier signal to transmit the data. The Transit Network currently operates its digital information network on the 824-bus fleet of the Dallas Area Rapid Transit ("DART") system, and on 66 buses of the Rhode Island Pubic Transit Authority ("RIPTA") system. The RIPTA system has served as a test site for the Company since 1988. The DART system began operations in 1991. See "Business - The Transit Network's Digital Information Network."




     The Transit Network also helped fund the development of a system called NextStop, an automated audio/visual announcement system which utilizes global positioning satellite ("GPS") technology to transmit latitude and longitude information to moving vehicles. This information allows the system to track the vehicle's position, then triggers simultaneous audio and visual announcements of next stop locations at predetermined points along a route. This technology allows transit agencies to comply with the guidelines mandated by the Americans with Disabilities Act of 1990 ("ADA"), which requires that hearing and sight-impaired riders have access to the same information as non-impaired riders. As of the date of this Prospectus, the Company has not sold its NextStop system to any transit authority, but is in discussion with several transit authorities.




     Pro.Net, a Vancouver, British Columbia, Canada based company acquired in June 1996, is a full service Internet provider that focuses on commercial clients. Pro.Net has identified four distinct areas of service. The first is connectivity services aimed at the local business community. Both switched and permanent Internet connections are provided using a variety of communications technologies. Pro.Net also provides intranet services to businesses. Services such as connectivity, consulting and training are provided to these clients who are building internal Internet systems. The third area is the development of on-line marketing programs for commercial clients. A fourth area, the result of a recent acquisition and merger, will allow Pro.Net to offer Web page design and development. DDN acquired hip Communications, Inc. ("hip"), also of Vancouver, British Columbia, Canada, in September 1996, which will be operated through Pro.Net. hip is engaged in the design and building of sophisticated Web sites, principally for large corporations and government agencies that recognize the necessity of having a presence on the World Wide Web.




     Cyber America, also acquired in June 1996, offers direct, high-speed access to the backbone of the Internet, utilizing a unique network implementation which has a patent pending on the implementation of the technology. As a first tier Internet provider, Cyber America increases performance by not over-subscribing already congested networks, and eliminating multiple "hops" or routers. Customer information travels directly to the nearest Network Access Point ("NAP") via fast packet network services such as Frame Relay and Switched Multi-Megabit Data Service ("SMDS"). An Asynchronous Transfer Mode ("ATM") network then sends this information to remote NAPs as necessary. Cyber America targets speed-conscious customers such as Internet service providers and companies that have built an intranet or wide area network infrastructure.

     In October 1996, the Company entered into a License Agreement with SSNN to be the exclusive licensee to sell SSNN's service in Canada. SSNN specializes in providing comprehensive financial news coverage for small capitalization companies. Companies pay DDN an annual fee to join SSNN's network and are listed at SSNN's Web site, where Internet users can access, free of charge, the latest financial information on subscribing companies.


     The Company was incorporated as Transit Information Systems, Inc. under the laws of the State of Washington on October 17, 1988. The present name was adopted in July, 1995. The Company operates as The Transit Network under an assumed name certificate. The Company's offices are located at 3102 Maple Avenue, Suite 230, Dallas, Texas 75201, and its telephone number is (214) 969-7200.



                                  The Offering



Securities Offered

Common Stock
   Selling Shareholders.......................    39,625 shares
   Warrant Shares............................. 1,840,000 shares (1)

Outstanding Securities
   Common Stock.............................. 2,271,355 shares (2)
   Warrants.................................. 1,840,000 (2)

Risk Factors................................ The shares offered hereby are speculative and involve a high
                                             degree of risk and should not be
                                             purchased by investors who cannot
                                             afford the loss of their entire
                                             investment. See "Risk Factors."

NASDAQ Small-Cap Market Symbols

   Common Stock............................. "DIDA"
   Warrants................................. "DIDAW"

---------------------------




(1)  Shares underlying the Common Stock Purchase Warrants.

(2) Unless otherwise indicated, all share and per share information contained in this Prospectus excludes shares issuable upon the exercise of options and warrants outstanding upon the date of this Prospectus or to be issued as follows: (i) 1,840,000 shares issuable upon exercise of the Warrants;
     (ii) 115,000 shares and 160,000 warrants underlying Underwriters' Warrants granted in connection with the Company's public offering in February 1996;
     (iii) 111,807 shares reserved for issuance under the Company's 1994 Stock Compensation Plan, of which approximately 104,000 options have been granted; (iv) 250,000 shares reserved for issuance under the Company's 1996 Combined Incentive and Nonqualified Stock Option Plan, of which approximately 180,000 options have been granted; and (v) approximately 256,000 shares subject to other outstanding options and warrants. See "Business - Software License," "Management - Stock Compensation Plans," and "Certain Relationships and Related Transactions."

                          Summary Financial Information

                      (in thousands, except per share data)

                                                                               Nine Months Ended
                                            Year Ended December 31,              September 30,
                                            -----------------------              -------------
Operating Data:                              1994           1995              1995           1996
                                             ----           ----              ----           ----
Revenues                                     $466           $498              $350           $406

Direct operating costs                        503            465               357            327

Other operating costs                       1,530          1,302             1,020          1,584

Interest expense (income)                     189            140                95            (71)

Net loss                                   (1,756)        (1,409)           (1,122)        (1,434)

Net loss per share                         $(4.38)        $(2.17)           $(1.77)        $(0.76)



                                              December 31, 1995                September 30, 1996
                                              -----------------                ------------------
Balance Sheet Data:

Working Capital                                $      (1,098)                     $       2,581

Total Assets                                             657                              5,094

Total Liabilities                                      2,324                              1,276

Shareholders' Equity                                  (1,667)                             3,818

                                  RISK FACTORS


AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THE PROSPECTUS BEFORE PURCHASING THE SHARES OFFERED HEREBY.


Limited Revenue;  History of Losses


         Since inception, the Company has generated limited revenues from fees charged to advertisers in the Dallas and Providence markets. For the period from October 1988 (inception) through September 30, 1996, the Company incurred cumulative losses approximating $10.6 million, including losses of $1.8 million in 1994, $1.4 million in 1995 and $1.4 million during the first nine months of 1996. Unless and until the Company's Transit Network Division expands its operations, and demand for such services and products increase, management anticipates that losses will continue for this division. There can be no assurance that The Transit Network will be able to implement successfully its marketing strategy, generate sufficient revenues or ever achieve profitable operations. During the 1996 fiscal year the Company acquired three companies, Pro.Net, Cyber America and hip. For the nine month period ended September 30, 1996, Pro.Net and hip had net losses of approximately $165,000 and $55,000 respectively. Cyber America is a development stage company which had no prior revenues when it was acquired by DDN and had net losses of approximately $90,000 for the nine month period ended September 30, 1996. It is therefore anticipated that all three companies acquired in 1996 will contribute net operating losses for fiscal year 1996. See "Financial Statements."

Potential Fluctuations in Quarterly Results

         The Company expects to experience significant fluctuations in future quarterly operating results and uses of cash that may be caused by many factors, some of which are outside of the Company's control, including demand for the Company's products and services, capital expenditures and other costs relating to the expansion of some of its operations, changes in pricing strategies by the Company and competitors, retention rates of the Company's customer base, and general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Background."


Uncertainty of New Product Development and Other Technological Factors


         The Transit Network's wireless communications systems are subject to rapidly changing technology and evolving industry standards which could result in product obsolescence or short product life cycles. The Company believes that its future success will depend on its ability to anticipate and respond to such changes. The Company is working with its manufacturers to refine and improve both the hardware and software components of these systems. Continued system refinement and improvement efforts remain subject to the risks inherent in new product development, including unanticipated technical and other problems which could result in material delays and/or increased costs. Additionally, there can be no assurance that other parties with financial resources far greater than those of the Company will not develop technologies or products that render the Company's products obsolete or less marketable. See "Business - The Transit Network's Digital Information Network" and "- The Transit Network's NextStop Automated Audio/Visual Announcement System."

         Pro.Net's and Cyber America's operations are highly dependent upon technologically sophisticated equipment, and are also subject to rapidly changing advancements in hardware and software being used in their industry. Continued technological improvements could result in outdated equipment after a very short period, requiring the Company to reinvest more capital in order to stay competitive. See "Business - Pro.Net Communications, Inc." and "- Cyber America Corporation."

Possible Acquisitions

         Management allocated $1,000,000 of the net proceeds from its initial public offering for the acquisition or funding of media or technology related companies and has funded approximately $375,000 in connection with these acquisitions including working capital. As of the date of this Prospectus, management has acquired three companies for stock - Pro.Net, Cyber America and hip. Management intends to continue to review other potential acquisitions and will have broad discretion in the selection of these businesses to be acquired or funded, without a review or vote by shareholders on the financial statements of unspecified acquisitions. The Company has not currently identified any specific businesses for acquisition and is not currently involved in any such negotiations. There can be no assurance that any such acquisitions would have a positive impact on the Company's operating results. See "Business - Pro.Net Communications, Inc.", and "- Cyber America Corporation."


Risk of Redemption of Warrants

         Commencing March 13, 1997, the Company may redeem the Warrants for $0.25 per Warrant, at any time, provided that the average closing bid price per share of the Common Stock on the NASDAQ Small-Cap Market has equaled or exceeded $9.00 for twenty of the immediately prior thirty consecutive trading days ending within fifteen days of the date on which notice of redemption is given. Notice of redemption of the Warrants could force the holders thereof (i) to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous or difficult for the holders to do so, (ii) to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or
(iii) to accept the redemption price, which could be less than the market value of the Warrants at the time of redemption. See "Description of Securities - Common Stock Purchase Warrants."

Investors May be Unable to Exercise Warrants

          Any exercise of the Warrants must be made pursuant to a Prospectus which is current at the time of exercise. The Company is obligated to file post-effective amendments to the registration statement or a new registration statement containing a Prospectus which meet the "current prospectus" requirements. The Company will endeavor to maintain a current effective registration statement under the Securities Act relating to the Common Stock issuable on exercise of the Warrants. This Prospectus is intended to satisfy that requirement. If the Company is unable to maintain a current registration statement for any reason, the holders of the Warrants will be unable to exercise them. Although the Warrants offered in the public offering were not knowingly sold to purchasers in jurisdictions in which they were not registered or otherwise qualified for sale, investors may purchase Warrants in the aftermarket in, or purchasers of the Warrants may move to, jurisdictions in which the shares of Common Stock underlying the Warrants are not registered or qualified during the period when the Warrants are exercisable. In such event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares could be registered or qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdictions. No assurance can be given that the Company will be able to effect any required registration or qualification. The Company intends to apply for listing of its Common Stock on the Nasdaq National Market before the Warrants may be redeemed or exercised. If the listing is approved, the Warrant Shares would not be required to be registered in the public offering because of exemptions available under most state securities laws or because of the applicability of the National Securities Markets Improvement Act of 1996, which became effective in October 1996. There can be no assurance that such listing application will be approved. See "Description of Securities - Common Stock Purchase Warrants."


Competition


         The Company's Transit Network Division operates its digital information network pursuant to contracts with transit authorities. While the Company is currently engaged in discussions with other transit authorities, there can be no assurance the Company will secure any additional markets. Transit authorities are government entities which typically require the involvement of several departments, and have therefore traditionally been slow in making decisions involving contracts of this type. If the Company fails to secure additional transit authority contracts or secures them substantially slower than expected, the Company's financial performance will be materially adversely affected. The Company does not believe there is presently significant competition for the use by transit authorities of an electronic on-board communication and advertising system similar to its digital information network. There is no assurance, however, that other parties with financial resources far greater than the Company's will not enter the market. See "Business - The Transit Network's Digital Information Network."

         The Company's Transit Network Division markets its NextStop system to transit authorities who are interested in automated audio and/or visual announcement systems for their transit vehicles. Currently there are approximately a dozen other companies that market an automated audio and/or visual announcement system, but many of them are significantly different from the Company's. Some competitors' systems are manually activated and not automated, while others that are automated use a triggering mechanism other than GPS to activate their system, such as odometer readings. The Company believes that its ability to offer the higher demand features, such as a fully automated system and GPS capability, combined with the Company's strategy to price its NextStop system below its competitors, will give The Transit Network a competitive advantage and allow it to win future contracts. However, there can be no assurance that more of The Transit Network's competitors will not offer the same features, and/or price their systems below The Transit Network's. See "Business - The Transit Network's NextStop Automated Audio/Visual Announcement System."

         Pro.Net is an Internet service provider ("ISP") which, for a monthly fee, provides a wide range of services to individuals and businesses, such as e-mail, File Transfer Protocol, which allows customers to send and receive files across the Internet, and access to the World Wide Web. With the merger of hip's operations, Pro.Net also now designs and builds Web sites, targeting high-end customers that require sophisticated, up-to-the-minute content available to visitors of their Web site. Pro.Net also offers Internet marketing services, providing customers with appropriate Internet-links to related Web sites. The market for ISPs that offer dial-up access to the Internet is extremely competitive. There are no substantial barriers to entry, and the Company expects that competition will intensify in the future. The Company believes that its ability to compete successfully depends upon a number of factors, including market presence; the capacity, reliability and security of its network infrastructure; ease of access to and navigation of the Internet; the pricing policies of its competitors and suppliers; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. Competition in the Web page design industry is extremely intense, and is growing as an increasing number of graphic designers provide this service. Additionally, software allowing individuals and end-users to design their own Web sites is becoming more available, creating another competitive disadvantage. These competitive forces could result in erosion of Pro.Net's potential market share and adversely affect Pro.Net's future operating results from that which could otherwise be attained. See "Business - Pro.Net Communications, Inc."

         Cyber America is a first tier Internet provider which delivers high speed access directly to the backbone of the Internet. Unlike ISPs which typically sell their services to individuals and small businesses, Cyber America targets speed conscious customers such as ISPs and companies that have built an intranet or wide area network infrastructure, by leasing them bandwidth on T-1 or DS-3 lines. To date, Cyber America's competitors have been traditional access providers such as MCI, Apex Global Information Systems ("AGIS") and UUNET Technologies. Most traditional access providers are applying technologies that have been in use since the early 1960s, while Cyber America utilizes a design implementation that has a patent pending, allowing it to create service that is three to five times faster than traditional methods. Additionally, Cyber America adheres to a low over-subscription rate in comparison to its competitors. See "Business - Cyber America Corporation."

         There are many Web sites on the Internet which provide information on publicly traded companies, but few, if any, specifically provide financial information on small cap companies in Canada, which is what the Company offers under the terms of its license agreement with SSNN. Most Web sites which provide information on publicly traded companies fall into one of four types of Web sites: sites providing space for public companies to advertise their financial statements and press releases; sites where information on public companies is posted by someone who has a vested interest in the performance of a company and its underlying shares (such as a promoter or an investment newsletter); sites that are maintained by someone who is charging the end user for information or is intending to charge the end user for their information; or, sites that are the home pages of a publicly traded company. The Company believes that these four existing types of Web sites are very static with infrequent updates, preventing a potential investor from making an immediate decision, due to the lack of current, usable information. Because the Company's SSNN Web site will be providing daily updated information on its subscribing companies, the Company believes that many small cap companies that are currently listed on the Vancouver Stock Exchange, the Toronto Stock Exchange and the Montreal Stock Exchange will pay the Company an annual fee to have their information available to visitors of the SSNN Web site, since these visitors are potential buyers of their company's stock. See "Business - SSNN License Agreement."

Management of Growth

         The Company has in the past and, depending on the extent of its future growth, may in the future, experience a strain on its management, operations and financial resources. The Company's ability to effectively manage such growth will require it to continue to implement and improve its operational and financial systems and to train, motivate and manage its employees. These demands may require the addition of new management personnel and the development of additional expertise by existing management. The Company's future operating results will also depend on its ability to expand its sales and marketing organizations. If the Company is unable to manage growth effectively, the Company's business, operating results and financial condition will be materially adversely affected.

Dependence on Network Infrastructure; Risk of System Failure; Security Risks

         The future success of Pro.Net's and Cyber America's business will depend upon the capacity, reliability and security of their network infrastructure. Pro.Net and Cyber America must continue to expand and adapt their network infrastructure as the number of users and the amount of information they wish to transfer increases, and to meet changing customer requirements. The expansion and adaptation of Pro.Net's and Cyber America's network infrastructures will require substantial financial, operational and management resources. There can be no assurance that Pro.Net and Cyber America will be able to expand or adapt their network infrastructure to meet additional demand or their customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that they will be able to deploy successfully the contemplated network expansion. Any failure of Pro.Net or Cyber America to expand their network infrastructure on a timely basis or to adapt it to changing customer requirements or evolving industry standards could have a material adverse effect on the Company's business, operating results and financial condition. Pro.Net's and Cyber America's operations are also dependent in part upon their ability to protect their internal network infrastructure against damage from physical break-ins, natural disasters, power loss, telecommunications failures and similar events. Any such break-in or damage or failure that causes interruptions in their operations could materially adversely affect the Company's business, operating results or financial condition.

Government Regulation

         The Company is not currently subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to commerce on or access to the Internet, including regulatory changes which directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have an adverse effect on the Company's business. The Company cannot predict the impact, if any, that future regulation or regulatory changes may have on its operations.

Exclusive Supply Agreement - The Transit Network

         The Company purchases its LED message signs and related hardware exclusively from Sunrise Systems, Inc. ("Sunrise Systems") and Sunrise Systems has agreed to sell LED message signs and related hardware to the Company pursuant to an agreement which expires December 31, 1996 (the "Hardware Agreement"). The Company intends to negotiate an extension of the Hardware Agreement, but it believes that if it is not able to do so, it would be able to find another hardware supplier because the components and subassemblies are available from multiple sources, although there can be no assurance that it will be able to do so. The failure or delay in finding a replacement for Sunrise Systems could have a material adverse effect on the Company's business. See "Business Digital Information Network - - Hardware Agreement." Any hardware required for the operations of Pro.Net and Cyber America are readily available from several sources.


Dependence on Key Personnel


         The success of DDN will be significantly dependent on the continued services of its Chairman, CEO and President, Donald B. Scott, and its Vice President, Finance and Operations, Richard J. Boeglin. The operations of Pro.Net and hip are under the direction of Pro.Net's President, Peter V. Ciccone. Simon
D. Liebman is President of Cyber America. The loss of the services of Messrs. Scott, Boeglin, Ciccone or Liebman could be particularly detrimental to the Company in their respective areas of the Company's business because of their experience, knowledge and contacts in their particular fields. The Company has entered into an employment agreement with Mr. Scott which expires on May 15, 1997. The Company has also entered into a consulting agreement with Mr. Ciccone through March 1998. The Company does not have key person life insurance on the lives of its executive officers. See "Management - Directors and Executive Officers."


Shares of Common Stock Eligible for Future Sale


         Future sales of substantial amounts of Common Stock under Rule 144 or otherwise by the present stockholders could have a material adverse impact on the market price for the Common Stock at that time. There are presently 2,271,355 shares of Common Stock of the Company outstanding, of which 898,750 are "restricted securities" as that term is defined pursuant to Rule 144, and under certain circumstances may be sold without registration pursuant to the provisions of such Rule. In general, under Rule 144, a person or persons whose shares are aggregated, and who has satisfied a two-year holding period may, under certain circumstances, sell within any three-month period a number of restricted securities which does not exceed the greater of one percent (1%) of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities by a person who is not an affiliate of the Company and has satisfied a three-year holding period without any quantity limitations. As of the date of this Prospectus, a total of 898,750 shares of Common Stock held by present shareholders are eligible for sale under Rule 144, of which 57,666 shares will become eligible under Rule 144 between February and August 1997. In addition, 510,572 shares are subject to a lock-up agreement with the Underwriter of the public offering until February 1998.


Outstanding Options and Warrants; Risk of further Dilution


         As of the date of this Prospectus, the Company has outstanding options and warrants to purchase approximately 540,000 shares of Common Stock at prices ranging from $0.27 to $19.68 per share. While such options and warrants are outstanding, the holders thereof are given the opportunity to profit from a rise, if any, in the value of or market price for the Common Stock without assuming the risk of ownership. See "Management - Stock Compensation Plans," and "Certain Relationships and Related Transactions."

Underwriters' Warrants; Risk of Further Dilution

         The Company sold to the Underwriter, in connection with its public offering, warrants (the "Underwriters' Warrants") to purchase 115,000 shares of Common Stock and 160,000 Common Stock Purchase Warrants, which are exercisable at $8.25 and $.24, respectively. The Company agreed to register such warrants and their underlying securities, at its expense, under the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities acts. For the life of the Underwriters' warrants, the holders thereof are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise prices of the Underwriters' warrants and the value of or market price, if any, of the securities, with a resulting dilution in the interest of existing shareholders. The terms on which the Company could obtain additional capital during the exercise period of the Underwriters' warrants may be adversely affected as the holders of the Underwriters' warrants may be expected to exercise them when, in all likelihood, the Company would be able to raise capital by a new placement of securities on terms more favorable than those provided for by the Underwriters' warrants.


No Dividends

         The Company has never paid any form of cash dividend or distribution and does not anticipate the distribution of cash dividends in the foreseeable future. Further, the Company's board of directors presently intends to retain all of the Company's earnings, if any, for the expansion of its business. Any future decision by the Company's board of directors to pay cash dividends will depend, among other factors, upon the Company's earnings, financial position, and cash requirements. See "Dividend Policy."

Denial of Cumulative Voting and Preemptive Rights; Lack of Control


         Holders of the Common Stock have no preemptive rights in connection with such securities. The security holders may be further diluted in their percentage ownership of the Company if additional securities are issued by the Company in the future. Cumulative voting in the election of directors is prohibited. Accordingly, the holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will be able to elect all the members of the Company's board of directors. See "Description of Securities."


NASDAQ SmallCap Market Listing; Disclosure Relating to Penny Stocks


         The Company's Securities are traded on the NASDAQ SmallCap Market. Failure of the Company to meet the maintenance requirements of the NASDAQ SmallCap Market could result in the Company's Securities being delisted from such market, with the result that the Company's Securities would trade on the OTC Electronic Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc., which are generally considered to be less efficient markets. Listing on the Bulletin Board requires a filing by a broker/dealer willing to make a market in the Company's securities and filing by the Company of periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company is subject to the reporting requirements of the Exchange Act and currently files such reports. Among other consequences, delisting from the NASDAQ Small-Cap Market may cause a decline in the stock price, difficulty in conducting trades and difficulty in obtaining future financing. There can be no assurance that a sustained market for the Securities will continue.


         If, at any time, the Securities are not listed on the NASDAQ SmallCap Market, the Securities could become subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Exchange Act. The "penny stock rules" apply to companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.

Authorization of Preferred Stock


         The Company's Restated Articles of Incorporation, as amended, authorize the issuance of 1,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors, without shareholder approval. In the event of issuance, the preferred stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control of the Company. At present the Company has no particular plans to issue any shares of its preferred stock. The Company has agreed with the Representative of the Underwriters not to issue any shares of preferred stock until February 13, 1999 without the prior approval of the Representative except for the purpose of acquiring another business. See "Description of Securities."


Influence on Voting by Officers and Directors


         The Company's officers and directors currently beneficially own approximately 20% of the Company's outstanding Common Stock and equivalents (assuming exercise of outstanding options and warrants). As a result, the Company's officers and directors may be able to impact the vote on matters submitted to shareholders, including the election of directors. See "Principal Shareholders."




                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders pursuant to this Prospectus. However, the Company would receive gross proceeds of $11,040,000 if all of the Warrants were exercised. It is expected that any such proceeds would be added to working capital and general corporate purposes, although the actual use of such proceeds would depend upon several factors, including the Company's requirements for cash at the various times when the Warrants might be exercised and the actual proceeds received. Proceeds may also be used to acquire businesses, technologies or products that expand or complement the businesses of the Company. No such transactions are currently being negotiated. Pending such uses, the Company intends to invest the net proceeds in short-term, interest-bearing investment grade securities. It should be noted that the Warrants are exercisable at $6.00 per share until February 13, 2001, but are not subject to redemption until at least March 13, 1997, when, upon 30 days prior notice, and provided that the closing sale or bid price per share of the Company's Common Stock equals or exceeds $9.00 per share for 20 of the 30 consecutive trading days ending within 15 days of the date notice of redemption is given, the Warrants are subject to redemption by the Company at a price of $0.25 per Warrant.

                    PRICE RANGE OF COMMON STOCK AND WARRANTS

         The Company's Common Stock (symbol "DIDA") and Warrants (symbol "DIDAW") have traded on the NASDAQ SmallCap Market since February 13, 1996. The following table sets forth the high and low sales prices for the Company's Common Stock and Warrants as reported by the NASDAQ Stock Market for the periods indicated:



Common Stock

        Period                                                High                               Low
        ------                                                ----                               ---
   1996:
   1st Quarter (beginning February 13, 1996)               $  8.75                            $ 6.00
   2nd Quarter                                               11.38                              6.50
   3rd Quarter                                                8.00                              4.88
   4th Quarter (through October 31, 1996)                     6.13                              3.75


Warrants

        Period                                                High                               Low
        ------                                                ----                               ---
   1996:
   1st Quarter (beginning February 13, 1996)                $ 4.25                            $ 2.25
   2nd Quarter                                                6.63                              2.63
   3rd Quarter                                                3.50                              1.38
   4th Quarter (through October 31, 1996)                     2.00                               .88


         The above prices represent inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. As of March 26, 1996, there were approximately 204 record owners of the Company's Common Stock and approximately five record owners of the Company's Warrants.



                                 DIVIDEND POLICY


         The Company has never paid cash dividends on its Common Stock, and it does not anticipate that it will pay cash dividends in the foreseeable future. The payment of dividends by the Company will depend on its earnings and financial condition and such other factors as the board of directors of the Company may consider relevant. The Company currently intends to retain all of its earnings, if any, to provide for the development and growth of the Company. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion of financial condition and results of operations should be read in conjunction with the Company's financial statements appearing elsewhere in this Prospectus.

Background

         From inception in October 1988, through December 1992, the Company generated insignificant revenues, and as a result of the costs and expenses associated with funding the development and initial implementation of the digital information network, the Company incurred significant cumulative net losses which were financed by the issuance of debt and Common Stock. During 1988, the Company completed the installation of the RIPTA test market. In 1990, the Company was awarded a contract from DART to install an electronic advertising system on all of its buses. Installation commenced in 1991, but was not immediately completed, due to insufficient financial resources to purchase needed equipment and labor. During 1992, the Company attempted, unsuccessfully, to raise additional capital, and by the end of the year, had depleted its cash and was without any immediate prospect of additional funding. Accordingly, the majority of senior management resigned. The current President accepted the position of Acting President in December 1992.


         The Company's Transit Network Division has historically experienced an increase in revenues in the fall of each year, due to special programming and advertising sales associated with professional football games, but otherwise the Company is not subject to seasonal variations. Contribution to total revenue and gross profit at the Company's Transit Network Division is derived primarily from the Division's DART operation, where historically about 90% of its total contribution originates. The remaining contribution stems from the Division's RIPTA operation.

         In February 1996, the Company closed its initial public offering and received net cash proceeds of approximately $5.9 million, after deduction for underwriters commissions and certain other offering related costs, from the issuance of 1,322,500 shares of its Common Stock and 1,840,000 of its Common Stock Purchase Warrants. The Common Stock Purchase Warrants are redeemable after one year, under certain circumstances, and entitle the holder to purchase one share of the Company's Common Stock at an exercise price of $6 per share for a five year period commencing upon issuance.

         In June 1996, the Company acquired all of the outstanding common stock of Pro.Net for 100,000 shares of the Company's Common Stock. In addition, the Company issued 10,000 shares of its Common Stock each to Peter Ciccone and Stephen Willey in consideration for signing consulting agreements with the Company. Pro.Net, based in Vancouver, British Columbia, Canada, is a full service Internet provider that provides local access to the Internet, and consulting and training services for customers interested in building internal Internet systems or on-line marketing programs. Pro.Net become operational in October 1994.

         Also in June 1996, the Company acquired all of the outstanding common ctock of Cyber America, a Pennsylvania based corporation, for 50,000 shares of the Company's Common Stock. Cyber America, an early stage development company which began operations in March 1996, offers direct, high-speed access to the backbone of the Internet.

         In September 1996, the Company acquired all of the outstanding common stock of hip, also a Vancouver, British Columbia based corporation, for 30,000 shares of the Company's Common Stock. Hip is a Web page design and development company targeting high-end corporate customers that became operational in June 1994. The Company subsequently merged hip's operations into Pro.Net's.

Comparison of the Nine Months Ended September 30, 1995 and September 30, 1996

         For the nine months ended September 30, 1996, revenues increased $56,000 from $350,000 to $406,000, an approximate 16% increase from the comparative prior year period. This increase is primarily the result of contributions from Pro.Net, which has generated revenues of $51,000 since its acquisition in June 1996. Revenue from the Company's Transit Network Division increased slightly, from $350,000 to $355,000. Total expenses increased from

$1,377,000 to $1,911,000, or approximately 39%, during the nine months ended September 30, 1996 as compared to the prior year period, due primarily to a one-time charge of $303,000 taken in connection with the acquisition of Cyber America, and a $296,000 increase in salaries and related which has increased primarily because of additional employees resulting from the Company's acquisitions during 1996. During this same comparative period, marketing, general and administrative increased by $239,000, due primarily to additional working capital requirements of the Company's acquisitions, while financing, legal and other consulting expenses decreased $274,000, the result of decreased requirements for these services since the Company successfully completed its public offering in 1996. The non-recurring product development costs charge of $303,000 relates to the expensing of the estimated fair value of intangible assets acquired as it relates to products in development acquired in the Cyber America acquisition. Under generally accepted accounting principles, such product development costs are required to be expensed until technological feasibility, as defined, has been attained.

Comparison of the Fiscal Years Ended December 31, 1994 and December 31, 1995

         For the year ended December 31, 1995, revenues were $498,000, an approximate 7% increase from the prior year, due primarily to an increase in the advertising revenues generated from the DART system. The Company experienced an increase in the number of clients, as well as an increase in its advertising rates which accounted for this revenue increase. Total expenses for the year ended December 31, 1995 decreased approximately $266,000, or 13%, due to the following changes. Salaries and related expenses increased $185,000, resulting from an increase in cash compensation paid to the Company's president as well as an increase in sales commissions paid. The increase in salaries and related expenses were more than offset, primarily by a $453,000 decrease in financing, legal and other consulting expenses, which was the result of a decrease in expenses related to raising capital, as well as the recording of $309,000 of expense during the year ended December 31, 1994 relating to the cancellation and reissuance of stock options. Direct operating costs in 1995 decreased $38,000 from 1994, the result of tighter cost controls and $8,000 less in depreciation expense. Marketing, general and administrative expenses increased $40,000 in 1995, or 15%, primarily due to increases in office expenditures. Net cash used by operating activities for each of the years ended December 31, 1994 and 1995 of $507,000 and $527,000 respectively, did not vary significantly.


Financial Condition


         Prior to the Company's initial public offering, the Company incurred significant operating losses which were funded primarily by (i) converting the majority of its previously outstanding debt to equity, (ii) raising cash through the issuance of short-term promissory notes and Common Stock, and (iii) otherwise financing its operations through the continued renegotiation and refinancing of its obligations. Further, the Company had a working capital deficit prior to its initial public offering, which, for the most part, was the result of the forbearance of its creditors.

         In February 1996, the Company closed its initial public offering and realized net cash proceeds of approximately $5.9 million, net of underwriter's commissions and certain offering related costs. Approximately $1 million of offering proceeds was utilized for the repayment of certain notes payable, resulting in the elimination of approximately $70,000 in annual interest expense, and $225,000 of offering proceeds was utilized for the payment of amounts due relating to expanded software license obligations. Cash used by operating activities for the nine months ended September 30, 1996 approximated $907,000 and included payment from offering proceeds of approximately $70,000 of accrued interest and $60,000 of accounts payable for which payment had been deferred beyond normal terms as a result of creditors' forbearance, as well as approximately $375,000 in working capital to fund the on-going operations of the companies acquired in 1996.

         Over the next six months, the Transit Network Division plans to install, if given the approval by DART, 80 of its digital information network signs on DART's light rail vehicles that were put into service in June 1996, at a cost of approximately $100,000. The Company believes that the increase in advertising revenue resulting from the installation on these light rail vehicles will be sufficient to offset the initial capital outlay.

         The Company anticipates that the companies it has acquired in 1996 will require additional working capital until they become profitable.

         A valuation allowance has been recorded for the full amount of deferred taxes as realization of such deferred tax asset is not considered to be more likely than not.


Liquidity and Capital Resources


         As a result of the Company's initial public offering in February 1996, the Company has reduced its total liabilities 43%, from $2.3 million as of December 31, 1995, to $1.3 million as of September 30, 1996. In addition, as a result of remaining proceeds from its initial public offering, cash and cash equivalents have increased from $12,000 as of December 31, 1995 to $3,209,000 as of September 30, 1996, and stockholders' deficit in the amount of $1,667,000 on December 31, 1995 has improved to stockholders' equity in the amount of $4,230,000 as of September 30, 1996.

         At September 30, 1996, the Company's principal assets consisted of approximately $3.2 million of cash, of which approximately $3.1 million was invested in short-term, interest-bearing investments with banks and other financial institutions, and from which interest income is earned. The Company's total obligations of approximately $1.3 million consisted primarily of $477,000 in accrued expenses, $555,000 in short-term notes payable incurred by the Company's Transit Network Division, and $188,000 in noncurrent liabilities.

         The Company allocated approximately $1 million of proceeds from its public offering to business acquisitions, and while 1996 acquisitions were for Company stock, the Company has utilized approximately $375,000 to fund operations of acquired businesses. Pending use of offering proceeds to fund operating activities, capital expenditures, and potential future business acquisitions, the Company has invested such proceeds in short-term, interest-bearing investments primarily with banks and other commercial financial institutions.

         The Company believes that its future operating results, liquidity, and capital resources will improve, the result of anticipated revenue growth by Pro.Net, and the commencement of revenue generation by Cyber America in the near future.

         The Company believes that with the cash it has invested in short-term financial instruments, interest earned from these investments, and anticipated revenues from operations, the Company's working capital requirements will be sufficient for at least the next 24 months.



Effect of Recently Issued Accounting Standards


         Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), which establishes standards for accounting for stock-based compensation. SFAS No. 123 is effective for financial statements for fiscal years beginning after December 15, 1995. It is not expected that the Company will adopt the "fair value based method" of accounting for stock options, which is encouraged by SFAS No. 123, but rather will continue to account for such, utilizing the "intrinsic value based method" as is allowed by that statement.

                                    BUSINESS

General


         DDN provides wireless communication systems to the transit industry, and Internet services, targeting primarily the business community.

      The Company's Transit Network Division markets two wireless communication systems to the transit industry: a digital information network which uses an FM subcarrier signal to transmit information, both text and graphic, to riders on-board public transit vehicles; and a next-stop automated audio/visual announcement system which utilizes Global Positioning System
     (GPS) technology to track a vehicle's position, then triggers simultaneous audio and visual announcements of next-stop locations at predetermined points along a route;

      Two wholly owned subsidiaries of the Company market Internet services:
     Pro.Net is a full service Internet service provider and Web page design firm; and Cyber America is a first-tier Internet provider delivering high speed access directly to the backbone of the Internet. Additionally, the Company recently acquired from SSNN an exclusive license to sell financial news coverage in Canada to small capitalization companies, and to make that financial information available to Internet users at SSNN's Web site.


History


         The Transit Network

         The Company's Transit Network Division markets and operates two systems: a digital information network and a next-stop automated audio/visual announcement system ("NextStop"). The digital information network is a network of computerized electronic displays that delivers information, both text and graphics, to riders on-board public transit vehicles, utilizing an FM subcarrier signal to transmit the data. The Transit Network currently operates its digital information network on the 824-bus fleet of the DART system, and on 66 buses of the RIPTA system. The RIPTA system has served as a test site for the Company since 1988. The DART system began operations in 1991.

         Following passage of the Americans with Disabilities Act ("ADA"), transit authorities began to realize that this law included a mandate that they would have to provide the same information to hearing- and sight-impaired passengers that non-impaired passengers have. The Company foresaw the need to provide audio and visual next-stop announcements for hearing- and sight-impaired riders, and began development of NextStop, a fully automated audio and visual next-stop announcement system utilizing GPS technology. NextStop was successfully tested on the Company's system in Providence, Rhode Island in October of 1994. Although there are no NextStop systems in operation, the Company intends to aggressively market this product to transit agencies in North America. According to METRO, a transit industry magazine, their 1995 survey of transit bus fleets indicated there were 52,428 buses in service in the largest 100 markets in the U.S. and Canada. Tens of thousands more exist in authorities operating fleets in smaller markets. The Company believes that a substantial number of transit authorities are not in compliance with all areas of the ADA, especially as it concerns the requirement for transit agencies to provide hearing- and sight-impaired passengers with the same information as non-impaired passengers.

         Pro.Net Communications, Inc.

         Pro.Net, a Vancouver, British Columbia based corporation, was organized in October 1994, as a provider of Internet services. Pro.Net's local access service provides customers with a local (i.e. the Greater Vancouver area) point of presence access to the Internet. This service is comprised of quality telecommunications hardware, proven software and reliable communications facilities. Pro.Net intends to continue capitalizing on the demand for Internet access from corporations and individuals by providing Internet access via leased and dial-up lines. Pro.Net also provides consulting or training for clients interested in building an intranet or on-line marketing program. Pro.Net was acquired by the Company in June 1996.

         In September 1996, the Company acquired hip Communications, Inc., another Internet-related company, based in Vancouver, which designs and builds Web sites, primarily for large corporations and government agencies. hip's operations have subsequently been merged with Pro.Net's, allowing Pro.Net to offer Web page design and development in addition to their other Internet services.

         Cyber America Corporation

         With a growing number of businesses emphasizing the importance of high speed connectivity to the Internet, Cyber America's founders originated a unique design implementation process which delivers information to and from the backbone of the Internet faster that traditional methods. Incorporated in March 1996, Cyber America filed a patent application on this design implementation in July, 1996. This pending patent was subsequently assigned to the Company in connection with the acquisition of Cyber America. Unlike traditional primary access providers who are connected to the backbone of the Internet using point-to-point wide area networks, Cyber America has implemented connections from the Internet backbone into various carrier networks, delivering Internet connectivity via broadband fast packet services. This means Cyber America does not have to oversubscribe already congested networks, and can eliminate the multiple layers of routing involved, greatly improving access performance.

         License Agreement with SSNN, Inc.

         SSNN became operational in December 1995, and provides financial information on public companies to Internet users free of charge. SSNN charges an electronic archiving and distribution fee to public companies listed on its Web sites. SSNN intends to use its software and marketing expertise to provide on-line financial news and e-mail services for most foreign equities markets, since foreign public companies have also been traditionally hard to access. SSNN granted an exclusive license to the Company in October 1996, in consideration for 25,000 shares of the Company's Common Stock, which allows the Company to market SSNN's service in Canada. SSNN is currently in negotiations with several other groups who are interested in licensing SSNN's service in Europe, Australia, New Zealand and Hong Kong. The Company believes that if SSNN is successful in establishing name identification in world-wide markets, it will be beneficial to the Company's marketing efforts in Canada.

Strategy

         The Company's strategy centers around three distinct business plans. First, to market its digital information network and NextStop system to transit authorities across the United States and Canada; secondly, to capitalize on the growing demand for Internet services by building its customer base for these services through its Pro.Net and Cyber America operations; and thirdly, to aggressively market SSNN's service to small capitalization companies in Canada who are anxious to expand their financial news coverage to potential buyers of their publicly-traded stock. The Company's strategy to market its wireless communications systems, build its customer base for Internet services and market SSNN's service consists of the following key elements:

               Successful installation of The Transit Network's NextStop system in the near future. In order for The Transit Network to successfully and rapidly expand its NextStop system, the Company believes it is critical to get its first NextStop system installed quickly. With the number of competitors in the industry growing, many of whom also do not yet have their systems installed in any transit fleets, it would be a significant competitive advantage to have a successful, working system in place. The Company is currently preparing to respond to two Requests For Proposals ("RFP"s) for such systems, and believes that it has an excellent chance of being the winning bidder on one or both of these contracts. However, there can be assurance that any contracts will be awarded to the Company.

               Continued compliance with and enforcement of the Americans with
              Disabilities Act. The federal mandates that require transit authorities to provide hearing and sight-impaired passengers access to the same information as able-bodied passengers has been the impetus behind transit authorities' willingness to install automated next-stop announcement systems on their transit vehicles. The Company believes it is vital that the Justice Department continue to enforce and pressure transit authorities to comply with all aspects of the Americans with Disabilities Act ("ADA"), or most transit authorities would cease to address these needs, making it difficult to survive in a market with increasing competitors and a reduced demand for these products. The Company will continue to encourage and support disadvantaged and disabled groups whose constituents would benefit from these audio and visual next-stop announcement systems.

               Continued availability of funds for transit authorities. Funding for wireless communications systems such as The Transit Network's digital information network and NextStop announcement system typically originates from federal programs that pay for 80% to 90% of the total cost, with the remaining difference funded by the local transit authority. The amount of federal dollars available to transit authorities has been shrinking the past few years as the United States Congress has been attempting to reduce the federal budget deficit. The Company believes that if funding remains near current levels, or is reduced only slightly in the future, adequate federal funding exists for transit authorities to purchase these types of systems. Even in the event that federal funding is severely reduced from current levels, the Company believes that transit authorities will still be expected to fulfill all of the ADA requirements. The Company's strategy is to assist interested transit authorities in applying for these funds which are available under certain federal grant programs. Additionally, for transit authorities that can obtain the federal funds, but don't have the necessary 10% - 20% required from local sources, the Company may finance or arrange financing for, all or a portion of that 10% - 20% through a public/private partnership, since it would have long-term benefits for both parties.

               Approval of the Company's pending patent application. On July 12,
              1996, Simon D. Liebman, an officer and director of Cyber America, filed a new patent application for "Fast Packet Internet Access," which was assigned to the Company as part of the Company's acquisition of Cyber America. This patent relates to Internet communications, and is a system for increasing the efficiency and data communication throughput for corporate Internet users and retail Internet user access providers by eliminating many POPs (Points of Presence), routers and other slow network elements. If granted, the Company would be protected from competitors copying the same design implementation, allowing the Company to keep its competitive advantage as it relates to fast and efficient communication over the Internet. If not, there can be no assurance that other companies will not copy this same system, eliminating one of the advantages Cyber America now has over several of it competitors.

               Cyber America maintaining a low customer over-subscription ratio.
              A key element of Cyber America's strategy is to maintain a 2.5:1 customer over-subscription ratio. While some competitors over-subscribe their available bandwidth by ratios as high as 8:1, few, if any, have committed to maintaining such a low ratio. The Company believes it is important to keep this ratio low in order to better handle the higher volume applications such as video distribution and electronic commerce, and intends to adhere to this low over-subscription ratio.

               Pro.Net maintaining problem-free access to its service. The fundamental thrust of Pro.Net's strategy is to attract and maintain corporate customers and individuals who want access to the Internet but are unwilling to tolerate the connection and navigating problems that currently exit with so many other Internet service providers. Pro.Net intends to continue addressing these customer concerns by providing unlimited, high quality set-up assistance, reliable service, state-of-the-art navigation tools and continual emphasis on customer support.

               Rapid enrollment of a sufficient number of small capitalization companies joining the SSNN network in Canada. The Company believes that it will be important to enroll a sufficient number of small capitalization companies as quickly as possible in order for the service to be beneficial to visitors of the Company's SSNN Web site, allowing visitors to browse information on several companies, and enticing them to return as an increasing number of companies are added to the network. This will be equally important to subscribing companies joining the SSNN network, as they will want to see other companies on the network to justify their investment in the program. In order to accomplish this goal, the Company will enact two strategies: the Company and SSNN will leverage existing relationships and develop new relationships with brokerage firms that conduct business in small capitalization stocks; and, mount an aggressive mailing and print advertising campaign which will target stock brokers. The Company believes that these actions will enable it to quickly enroll a sufficient number of small capitalization companies at its Web site to create on-going demand for information of this type.

The Transit Network's Digital Information Network

         Background

         The Transit Network's digital information network is a network of computerized electronic displays that delivers transit authority messages, news, information and may optionally include advertising, to riders on-board public transit vehicles. The network consists of specialized electronic LED displays, transmission protocol, and control software. Each system requires an agreement with a local FM radio station for the use of an FM subcarrier frequency. The Company does not believe that the cost of these arrangements will be a significant expense.


         The electronic display utilized on the DART and RIPTA buses is approximately six inches high by twenty-six inches in length, strategically located behind and slightly above the driver, and is visible from most areas inside the vehicle. The software for the digital information network is licensed from Sunrise Systems.

See  "--Digital Information Network Technology" and "--Software License."

         News briefs, weather, trivia questions, sports reports and transit authority information are continuously presented, and can be interspersed with advertising messages as well. The program sequence runs approximately 12-15 minutes, generally assuring that the full program cycle is viewed more than once during an average commute, which lasts approximately 30 minutes according to United States Department of Transportation statistics. Programs are usually updated twice a day, changing content to reflect the demographic profile of riders at different times, to update the news, and to include new information from the transit authority. News stories may be changed more frequently if the events of the day warrant such updates. The Company subscribes to United Press International's (UPI) wire service and receives continuous news stories every few minutes throughout the day via satellite transmission and UPI's software package. With UPI's full service package, the Company is able to obtain up-to-the minute programming information on news, weather, sports and entertainment. Advertising copy is usually supplied by the advertiser, while public service and transit information announcements are provided by the transit authority.

         The digital information network has other important capabilities, including the ability to (i) target specific buses and routes with different programming, (ii) custom design special programming, and (iii) display in Spanish and other foreign languages. The network allows certain messages to be displayed system-wide, on selected vehicles, or on selected routes. In addition to regular programming, special programming can be custom-tailored for specific events. For example, in Dallas, the transit authority uses approximately 100-125 buses to transport fans to Dallas Cowboys football games. Those buses are targeted with a special program that is filled with football and other sports-related features, while the other buses in the fleet continue to run the regular program. This ability to target buses and routes is a feature of the system that can be sold to advertisers desiring to reach specific riders. Targeting of individual buses which have been chartered for one-day special events is also available on the system.


         Digital Information Network  Technology


         The digital information network consists of specialized electronic LED displays, transmission protocol, and control software. The software allows a programmer to enter information and entertainment data into a personal computer. The program is updated via a high-speed modem connected between the programming site and the transmitting location. It is then broadcast through an FM subcarrier frequency and received by a small antenna located on each bus. The digital information is then transferred into buffer memory inside the LED display. As the program then being displayed completes its cycle, the new data automatically replaces the old data without any interruption. The entire broadcast cycle - from in-house computer, to transmitter, to transit vehicle, to its on-screen appearance, can be completed in just minutes. The Company is responsible for repairing or replacing its electronic displays that are defective or damaged after installation. The Company performs monthly maintenance on all installed message displays.


         Software License


         The Company licenses the software to operate its digital information network from Sunrise Systems, pursuant to a License Agreement (the "Software License") dated November 1, 1995, as amended. The Software License grants the Company a perpetual, fully paid up license to use the software wherever it wishes. The Software License is exclusive with regard to each metropolitan area in the United States and Canada (the "Primary Territory") which has a population of at least 100,000 people, and is otherwise non-exclusive in the Primary Territory. In areas other than the United States and Canada (the "Option Territory"), the Software License is non-exclusive, although the Software License allows it to become exclusive if certain conditions are met. The Software License requires the Company to pay Sunrise Systems a site fee of $7,500 for any new transit market it enters and allows the Company to sublicense its rights in the software to other entities.

         Hardware Purchase Agreement


         The Company purchases its LED message signs and related hardware exclusively from Sunrise Systems, Inc. ("Sunrise Systems") and Sunrise Systems has agreed to sell LED message signs and related hardware to the Company pursuant to an agreement which expires December 31, 1996 (the "Hardware Agreement"). The Company intends to negotiate an extension of the Hardware Agreement, but it believes that if it is not able to do so, it would be able to find another hardware supplier because the components and subassemblies are available from multiple sources, although there can be no assurance that it will be able to do so. The failure or delay in finding a replacement for Sunrise Systems could have a material adverse effect on the Company's business.


         Transit Authority Marketing

         The Company has contracted with transit authorities in Dallas and Providence, and is continuing to solicit other public transit authorities for the purchase of its digital information network, and/or contract for the exclusive rights to operate its system inside the transit vehicles operated by the authorities. In the latter case, the Company's strategy is to seek long-term, exclusive contracts with transit authorities. The Company initially will seek to penetrate the domestic public transit market comprised of the top transit fleets. In cases where the Company sells its system to transit agencies, the Company will require initial capital during the early stages of installation, since transit authorities typically cannot or will not make payments until certain performance requirements are satisfied. There can be no assurance that the Company will be awarded contracts in any new markets.

         Dallas Area Rapid Transit


         The Transit Network's Dallas operation serves as a prototype for operations in a large transit market. Dallas ranks 13th in the United States bus transit market, with approximately 824 vehicles. The Company entered into a contract with DART on October 16, 1990, which granted the Company exclusive rights to install and operate its digital information network on-board DART's buses for a period of five years. Installation of the DART system was completed in August 1993. The Company and DART entered into a new contract effective October 16, 1995 for an additional three years, which gives DART the right to extend the contract for two additional one-year terms. Under the new contract, the Company pays DART 4% of its gross advertising receipts. In addition, DART has reserved a permanent position on the digital information network program for its exclusive use, as well as limited access to advertising space for its own printed material. The Company must reserve up to 30% of available space on interior advertising panels and one message block on the digital information network during each cycle of messages for DART'S use and public service announcements. Advertising revenues from the interior advertising panels account for less than five percent of total advertising revenues and the reservation of advertising space to DART does not materially affect the Company's total advertising revenues. Maintenance of the digital information network is subcontracted to an independent party. Each bus is inspected at least monthly to ensure that the hardware is functioning properly and the program is accurately displayed. Defective hardware is returned to Sunrise Systems for repair or replacement. Programming errors to date have been minor and are corrected at the Company's office.


         Rhode Island Public Transit Authority

         The Company has operated its digital information network as a test market on approximately 66 RIPTA buses since October 1988. The Company operates the system under an oral arrangement to continue the five-year contract with RIPTA, dated April 1988, which has expired. The contract provided for the exclusive right to install and operate electronic displays on-board RIPTA vehicles in return for a royalty based on a fixed percentage of gross advertising revenues, and for RIPTA to have access to a certain percentage of the Company's program time to display transit authority messages and promotions.

         Advertiser Participation


         In the DART and RIPTA markets, where The Transit Network depends on the sale of advertising to generate revenues, its clients consist primarily of local consumer products and service companies, as well as regional and local offices of national companies. The Company will initially focus on local and regional companies until its system is installed in a sufficient number of transit markets, at which time large advertisers will consider use of their national advertising budgets for transit advertising.

         Competition for Advertisers

         The advertising industry is intensely competitive. The Company competes for advertising dollars with all advertising and promotional channels, including television, radio, magazines, newspapers and direct mailings. Management believes that its primary competition is radio and newspapers, which charge rates significantly higher than those charged by the Company. The Company believes that the primary basis for competition in the advertising industry is price and value, although other factors such as market coverage, audience demographics, and time and cost of production are also of importance.

         Manufacturing, Supply and Installation


         The Company does not intend to manufacture or supply its hardware, but will contract with third parties to produce the equipment. Sunrise Systems assembles The Transit Network's hardware from components and subassemblies manufactured by others pursuant to an exclusive agreement with the Company. While the Company believes that most of such components and subassemblies are available to Sunrise Systems from multiple sources, there can be no assurance that Sunrise Systems will be able to obtain commitments from qualified manufacturers to provide the components and subassemblies within the Company's time and cost estimates. The Company incorporates both system and application software, most of which is licensed from Sunrise Systems. See "-Software License" and "- Hardware Purchase Agreement."


         The Company will contract with third party electrical contractors to install the hardware in participating transit authority vehicles. The Company has an agreement with a Dallas electrical contractor who has installed The Transit Network's hardware in DART vehicles, whereby the contractor has the right of first refusal to install the hardware in other transit systems in the United States, unless there are union labor or transit authority requirements which the contractor cannot meet.


The Transit Network's NextStop Automated Audio/Visual Announcement System


         Background

         The Transit Network's NextStop unit was developed in response to the transit industry's requirement to comply with the ADA. Based on the tests of the NextStop announcement system conducted on RIPTA buses, the Company has demonstrated that its system provides hearing- and sight-impaired passengers the same information as non-impaired passengers have with respect to bus routes, destination and stopping points on a route.

         Among other requirements, the ADA requires transit authorities to provide hearing- and sight-impaired passengers with the same type of service they provide to non-impaired passengers. As that relates to transit usage, agencies must provide a means for hearing- and sight-impaired passengers to determine what route they are boarding, and what destinations are upcoming once they begin a trip. To accomplish this, transit authorities must have some type of audio and visual announcement system which can accommodate these requirements.


         Because of heavy capital costs incurred for compliance with the ADA, transit authorities have been forced to gradually phase in compliance with these requirements. Numerous transit agencies have issued Expressions of Interest ("EOIs") or RFPs through public announcements in industry publications to ascertain which vendors' products exist to address these compliance mandates.


         Description

         The NextStop system provides audio and visual announcements of upcoming stops along a bus route. Precise latitude and longitude coordinates for each stop along a route are programmed into the NextStop unit, along with voice announcements that the transit authority wishes to make. An internal GPS receiver tracks the location of the vehicle, and once it crosses one of the designated latitude and longitude points, it acts as a triggering mechanism and activates an audio announcement, while simultaneously displaying the same message visually on a single-line LED screen.

         Using a prototype, NextStop was field-tested on October 11, 1994, in Providence, Rhode Island. RIPTA supplied a map of a typical inner city route which had 24 major stops. The latitude and longitude points were determined for these stops, and then programmed into the unit, along with the appropriate audio and visual announcements. NextStop was initially tested for a seven-day period. After minor modifications, the unit was demonstrated again in April 1995 with positive results.

         Competition


         Over the past twelve to eighteen months, competition in this industry has intensified, as the number of companies providing automated audio and/or visual next-stop announcement systems has grown to approximately twenty. While not every company uses GPS as the triggering mechanism for these automated announcement systems, at least ten companies do. Many of the latter entries into this market are defense-related companies who previously concentrated on marketing their GPS products to the military, but have subsequently targeted the transit industry as potential users of their GPS products. In addition to the downward pressure these competitors create on the pricing of the Company's system, many of these companies have financial resources far greater than the Company's, creating the possibility that they will underbid smaller competitors such as the Company for these contracts, even though these larger companies may lose money or just break even. There can be also be no assurance that additional competitors will not enter this market.


         Manufacturing and Installation

         The Company does not intend to manufacture the NextStop hardware, but plans to contract the manufacture and installation to third parties. The Company believes that there are multiple manufacturers that can supply GPS-related products. However, there is no assurance that another source will provide the same quality at comparable costs as the Company's existing supplier.

         Revenue from Maintenance Contracts


         In addition to revenues resulting from the sale of NextStop units, The Transit Network believes it will be able to generate annual revenues from maintenance contracts with transit authorities to service and maintain the system's hardware and software after the warranty period has expired.

Pro.Net Communications, Inc.

         Background

         Pro.Net is a full service Internet provider that provides local access to the Internet, consulting and training services for customers interested in building internal Internet systems or on-line marketing programs, and Web page design and development. Pro.Net became operational in October 1994, and targets primarily corporate customers and government agencies that want access to or a presence on the Internet.

         The Internet as it applies to Pro.Net

         The Internet is a global web of computer networks, allowing individuals and companies to transfer and access data worldwide by communicating with other computers or networks connected to the Internet. All that is required to successfully communicate via the Internet is a personal computer, a modem and an Internet access provider, such as Pro.Net.

         The World Wide Web

         One part of the Internet which has seen significant growth in popularity over the past few years is the World Wide Web, which links information of various kinds and allows the user to browse these areas at will. The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link all types of information available on the Internet.

         Services Provided

         Pro.Net's primary service is providing local access to the Internet for individuals and companies in the Greater Vancouver area. Pro.Net believes there are a large number of potential customers who want to access the Internet, but are unwilling to suffer the connection and navigation problems that exist with many other Internet service providers. To address these concerns, Pro.Net makes every effort to ensure that customers enjoy simple first-time access to the Internet when using Pro.Net. This is accomplished by providing set-up assistance if requested, an adequate number of access lines and quality communications equipment to ensure rapid and reliable connection to the Internet, and automated installation of user-friendly software that allows easy navigation once the customer is connected to the Internet.

          Pro.Net believes that there will be tremendous growth in internal Internet systems, called intranets, which allow private corporate networks that use Internet software to link employees and business partners to share selective information. Because of the experience and knowledge of Pro.Net's staff, Pro.Net is able to offer training and consulting services to customers who are interested in setting up their own intranet. Pro.Net also provides consulting services for customers who are interested in marketing their products or services on the Internet.

         As a result of the Company's acquisition of hip Communications, Inc., Pro.Net now offers Web page design and development in addition to its other Internet-related services. Unlike many graphic design firms and advertising agencies, Pro.Net builds sophisticated Web sites, and will therefore continue to target large corporations and government agencies which typically require relatively complex Web sites for their users.

         Customer Support

         In choosing an Internet service provider, customers often make their decision based on the quality of a company's customer support. Because Pro.Net believes it is of the utmost importance to provide prompt and effective assistance to its customers when they request it, it has arranged for a professionally trained staff to provide quality customer support twenty-four hours per day, seven days per week.

         Competition

         The principal competition to Pro.Net's local Internet access comes from approximately five other Internet access companies in British Columbia, most of whom have larger customer bases than Pro.Net. However, many of these competitors have experienced difficulties in providing easy access and reliable service. Pro.Net believes that with its continued commitment to customer service and quality hardware, it will be able to increase its market share for these services.

         There are several companies in British Columbia that provide Web page design work. However, many of these competitors do not specialize in complex, sophisticated Web sites as Pro.Net does. In addition, the Company believes hip has established a favorable reputation for designing quality Web sites from which the Company expects to benefit.

Cyber America Corporation

         Background

         Cyber America is an early stage development company which began operations in March 1996. With companies placing ever-increasing importance on high speed connectivity to the Internet, Cyber America was formed after its founders originated a unique design implementation process which delivers information to and from the backbone of the Internet faster than traditional methods. Located in Willow Grove, Pennsylvania, Cyber America delivers Internet access directly to the National Science Foundation Network's ("NSFNet") access point, or NAP site.

         The Internet as it applies to Cyber America

         The Internet is a global web of computer networks. Developed over twenty-five years ago, this network allows any computer attached to the Internet to talk to any other using the Internet Protocol. The Internet has traditionally been subsidized by the U.S. federal government, but as the number of commercial entities that rely on the Internet for business communications and commerce has increased, the level of federal subsidies has significantly diminished, and funding for the Internet infrastructure and backbone operations has shifted primarily to the private sector.

         Individuals and companies connect directly to the Internet through Internet access services such as those provided by MCI, AGIS, Sprint and UUNET Technologies. In addition, consumer online services such as America Online and CompuServe have also introduced Internet access gateways for their subscribers. With these gateways, large numbers of unforeseen users have crowded onto the Internet, creating bottlenecks and data clogs. This in turn has created an increasing demand for and interest in high speed connectivity.

         Intranet

         Intranets, which heretofore have had a lower profile than the Internet, are private corporate networks that use Internet software to link employees and business partners, allowing for selective distribution of company information. According to estimates by Forrester Research Inc. of Cambridge, Massachusetts, the entire market for Internet software will grow from $342 million in 1996 to $8.5 billion by 1999. The Company believes that intranets will become an important segment of the Internet landscape, and will help drive the demand for speed conscious connectivity.

         Pending Patent

         Cyber America filed a patent application in July, 1996 for Fast Packet Internet Access, a system which eliminates many slow network elements associated with Internet connectivity and enhances efficiency and data communication throughput for Internet users. This pending patent was assigned to the Company in connection with the acquisition of Cyber America.

         Technology

         Cyber America is a first tier Internet provider, connecting its customers directly to the backbone of the Internet. Online service providers such as America Online and CompuServe offer Internet access via network gateways, but this forces millions of their subscribers to share the gateway's limited bandwidth, resulting in bottlenecks that create slow response time. Utilizing Cyber America's patent pending network design and its interconnections to NSFNet's NAP sites through an Asynchronous Transfer Mode ("ATM") network, Cyber America delivers high speed connectivity to the Internet.

         Competition

         Unlike other Internet providers which typically sell their services to individuals and small businesses, Cyber America targets speed conscious customers such as ISPs and companies that have built Intranet or Wide Area Network infrastructures, by leasing them bandwidth on T-1 or DS-3 lines. Cyber America competes primarily with the traditional backbone providers such as MCI, AGIS, Sprint and UUNET Technologies. Most of these traditional access providers are applying technologies that have been in use since the early 1960s, while Cyber America utilizes its patent pending network design, allowing it to create service that is three to five times faster than traditional methods. Cyber America also offers a lower over-subscription ratio than most competitors. Some competitors over-subscribe their available bandwidth by ratios as high as 8:1, while Cyber America has committed to maintaining a 2.5:1 over-subscription ratio. The Company believes that this low over-subscription ratio is important to better handle the higher volume applications such as video distribution and electronic commerce.

         Customer Support

         The Company believes that it is important to provide prompt and effective assistance to its customers. Cyber America provides assistance twenty-four hours a day, seven days a week. The Company anticipates demand for its customer support to grow as Cyber America's customer base expands. There can be no assurance that the Cyber America's customer support resources will be sufficient to manage the expansion in its customer base. A failure to adequately match customer support resources to projected increases in customers could adversely affect the Company.

SSNN License Agreement

         Background

         SSNN provides financial information on public companies to Internet users free of charge. SSNN designs and builds Web sites which provide Internet users or investors with convenient and easily accessible locations where they can find information on publicly traded companies worldwide. Through exclusive license agreements, SSNN intends to use its software and marketing expertise to expand its service to foreign equities markets. SSNN granted an exclusive license to the Company in October 1996 to market SSNN's service in Canada, and is currently negotiating with other groups to provide SSNN's service in Europe, Australia, New Zealand and Hong Kong as well. The Company believes that if SSNN is successful in establishing name identification in world-wide markets, it will be beneficial to the Company's marketing efforts in Canada.

         The Internet as it applies to SSNN

         The Internet is a global web of computer networks, allowing anyone with a personal computer, a modem and an Internet access provider, to talk to any other computer or network connected to the Internet. This connectivity feature means the Internet can be used to transfer and access data and communications worldwide.

         The World Wide Web

         One part of the Internet which has seen significant growth in popularity over the past few years is the World Wide Web, which links information of various kinds and allows the user to browse these areas at will. The Web, based on a client/server model and a set of standards for information access and navigation, can be accessed using software that allows users to exploit the capabilities of the Internet. The Web enables users to find, retrieve and link all types of information available on the Internet.

         Description

         The Company believes that SSNN's service fills a void in the stock market industry by providing comprehensive financial news coverage for small capitalization companies (market caps of less than $500 million Canadian). Because of the difficulty in obtaining this type of information, print publishers currently cannot efficiently report news on small, publicly traded companies. Now, however, people with access to the Internet will be able to get this information on small capitalization Canadian companies free of charge at the Company's SSNN Web site. Information such as historical trading data, press releases, regulatory filings, current stock market quotes, current market cap, and research reports will be available. Small capitalization companies that join this network pay an annual subscription fee to keep this information about their company accurate and up-to-date. Statistical information for each subscribing company is updated nightly, while press releases are updated immediately.

         For visitors to the Company's Web site, the objective is to offer one stop free shopping for investors, both individual and professional, by providing a wealth of information on small capitalization companies that is complete, up to date, convenient and easily accessible, so that an investment decision can be made without looking any further. In addition to one stop free shopping, SSNN and the Company intend to provide a proprietary "E-mail Alert" system which alerts investors to important information about particular stocks or public companies they are following, through their electronic mail ("e-mail"). By utilizing this feature, investors can easily be kept abreast of new developments on a multiple number of companies automatically, without having to notify each individual public company when they wish to be added to or deleted from an e-mail list.

         Content

         Information on subscribing companies that will be available to visitors of the Company's Web site will include: corporate information - basic information such as address, phone numbers, trading symbol, and a description of the company and its business; stock trading information - one and two year stock charts, past 52 week price range, 30 day average volume and current market capitalization, all updated nightly; press releases all regular announcements plus any additional pertinent announcements on new products and services, awarded contracts, the hiring of key personnel, etc., which may not be deemed to be newsworthy enough to be picked up by the major wire services; information available from other sources - whenever available, research reports and recommendations by brokerage firms and newsletters, and articles from newspapers, magazines and trade journals; and, corporate events schedule - notices of annual meeting, proxy deadlines, road shows and teleconferences. In addition, direct links will be provided to the subscribing company's home page or other related Web sites.

         The information available at the Company's Web site is not proprietary, and the same information could be obtained by users or investors if they wanted to spend their time going to multiple sources to compile it. However, information on small capitalization stocks has traditionally been hard to find. By their very nature and definition, most small capitalization stocks have not yet been "discovered". One reason for that is because information on them is not easily accessible, resulting in a much less efficient market than the markets for mid capitalization or larger stocks. This void of information can create an opportunity for investors, and the Company believes that a significant portion of the Canadian investment public will be interested in quickly finding this type of information, especially when it can be found at one site, and can be obtained for no charge.

         Strategy

         The Company intends to establish a foothold in Canada for on-line financial news and e-mail services for small capitalization companies. By first focusing on the niche of distributing financial news and e-mail services for small capitalization companies, the Company intends to position itself to become highly visible, and recognized as a credible source for small companies. Once this foothold is established, the Company believes it will be able to use its user/viewer base to attract advertisers, creating additional revenue. Additionally, the Company intends to construct other related Web sites for Canadian small capitalization companies which would be built for specific industries or categories. For example, a gas and oil company listed on the Company's original SSNN Web site could also be listed at a Web site entitled "GAS&OILSTOCKS." Each Web site would have links to all other related Web sites, and the subscribing company would pay an additional fee to be listed at additional sites.

         Competition

         While there are many Web sites on the Internet which provide information on publicly traded companies, the Company believes few, if any, provide credible information on small capitalization companies in Canada. Most Web sites which provide financial information on publicly traded companies fall into one of four categories:

               Web sites providing space for public companies to advertise their financial statements and press releases. These types of sites comprise most of the financial Internet Web sites. The information on them changes infrequently. Because the information is not kept up to date, it is not credible enough to warrant an immediate investment decision by a visitor to the Web site, and the visitor is not likely to revisit the Web sites for this reason.

               Web sites where information on public companies is made available by someone who has a vested interest in the performance of specific companies. Typically these types of sites are run by promoters or investment newsletters. These types of sites discriminate, in that they select the companies and what information is made available at their Web sites. Because of someone's vested interest in the companies found at these sites, rarely does the visitor see information that may be negatively perceived, or have easy access to documents filed with regulatory agencies. These types of sites have several problems: they do not list enough companies and information to attract and maintain heavy user traffic; most investors prefer to make up their own minds as to what they are looking for in possible investments, and often spurn promotions; and, information is typically very static.

               Web sites maintained by someone who is charging, or intends to charge, the end user for information. These Web sites have a different marketing approach, one that is driven by the end user paying a fee to access the available information. The problem with these sites is that many people are reluctant to pay for access to Web content. A recent research survey conducted by Georgia Tech University indicated that 65% of Internet users said they would not be willing to pay for access to Web content.

               Web sites that are the home pages of a public company. While some companies make their financial information available at their home page, often this information is static, and they often they lack in comprehensive content. Credibility can be a problem as well, since investors and regulators may be leery of a company appearing to promote its own stock on its home page.




Employees


         As of October 31, 1996, the Company had eighteen employees, of which eight were employed by The Transit Network Division, eight by Pro.Net, and two by Cyber America.




Properties


         The Company leases (i) approximately 1,370 square feet in Dallas for $1,770 per month pursuant to a 3-year lease which commenced December 1, 1996;
(ii) approximately 300 square feet in Providence, Rhode Island for $100 per month on a month-to-month basis; (iii) approximately 3,800 square feet in Vancouver, British Columbia for $3,847 (Canadian) per month pursuant to three separate lease agreements which expire at various times through July 2000; and
(iv) approximately 200 square feet in Willow Grove, Pennsylvania for $725 per month for a one-year period which commenced May 1, 1996.

                                   MANAGEMENT



Directors and Executive Officers

         The following table sets forth certain information concerning the directors and executives officers of the Company as of the date of this Prospectus.


Name                          Age         Position with the Company
----                          ---         -------------------------

Donald B. Scott                41         President and Chairman of the Board

James F. Biagi, Jr. *          40         Secretary and Director

Richard F. Rutkowski *         40         Treasurer and Director

Steven R. Willey               42         Director

Richard J. Boeglin             39         Vice President, Finance and Operations
                                                  Chief Financial Officer

Susan E. Hassel                50         Vice President, Sales



*  Member of Audit Committee



         Donald B. Scott has been President and a director of the Company since March 1993. In July 1996, Mr. Scott was also elected as the Company's Chairman of the Board. Mr. Scott served as the Company's Acting President from December 1992 through March 1993. Mr. Scott was previously a principal of Rutkowski, Erickson, Scott ("RES"), a consulting firm, from 1991 to July 1995. Prior to his association with RES, Mr. Scott was with Paine Webber in New York from 1987 to 1991. He has worked on Wall Street in various capacities since starting at E. F. Hutton in 1979. He has a B.A. degree in communications and economics from the University of Denver.

         James F. Biagi, Jr. has been Secretary and a director of the Company since its inception in 1988. He is a practicing attorney in Seattle, Washington, and has been a principal of the law firm Monahan & Biagi since March 1996. Prior to Monahan & Biagi, Mr. Biagi practiced law at the firm Monahan & Robinson since 1989, where he has specialized in tax, corporate and securities matters. Mr. Biagi received his B.A. from Boston College, his J.D. from Gonzaga University and his LL.M. in Taxation from the University of Denver.

         Richard F. Rutkowski has been a director and Treasurer of the Company since January 1995. Since December 1994, Mr. Rutkowski has been the Chief Executive Officer of Microvision, Inc., a developer of virtual reality technology, including the virtual retinal display. From October 1994 to December 1994, Mr. Rutkowski served as Microvision's Chief Operating Officer. Between November 1992 and May 1994, Mr. Rutkowski served as Executive Vice President of Medialink Technologies Corporation (formerly Lone Wolf Corporation), a developer of high speed digital networking technology for multimedia applications in audio-video computing, consumer electronics and telecommunications. Between February 1990 and April 1995, Mr. Rutkowski was principal of RES.

         Stephen R. Willey has been a director of the Company since August 1996. Mr. Willey has served as Executive Vice President of Microvision, Inc., a developer of virtual reality technology, since October 1995 and as a director for Microvision since June 1995. Between January 1994 and April 1996, Mr. Willey served as an outside consultant to Microvision through DGI, The Development Group, Inc., a business and technology consulting firm that Mr. Willey founded in 1982, and CSI Connection Systems, Inc., also a business and technology consulting firm founded by Mr. Willey. Mr. Willey also co-founded Pro.Net Communications, Inc., an Internet services company acquired by the Company in June 1996, and has served as a director of Pro.Net since 1994.

         Richard J. Boeglin is the Chief Financial Officer, and has been Vice President, Finance and Operations since April 1995. He has been with the Company since 1991. He has ten years of management experience, including direct management of transit system design, development and installation. From 1987 to

1991, Mr. Boeglin worked in the outdoor advertising industry. He has a B.S. in Marketing and Management from Indiana University.

         Susan E. Hassel is the Vice President of Sales and has been with the Company since 1992. She has fourteen years of sales and marketing experience. From 1985 until 1991, Ms. Hassel was the Director of Sales and Marketing for The Relocation Center, a relocation counseling company in Dallas, Texas. Ms. Hassel has a B.S. in Education from the University of Cincinnati.

         The Company has agreed to elect to the board of directors a person chosen by Sunrise Systems. However, no nominee has been designated by Sunrise Systems as of the date of this Prospectus. See "Business - The Transit Network's Digital Information Network - Software License."



Executive Compensation


         The following table sets forth summary information regarding cash and non-cash compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the only other most highly compensated executive officer of the Company whose annual compensation exceeded $100,000.




                                            Summary Compensation Table

                                                                                   Long-Term Compensation
                                                         Annual Compensation               Awards
Name and                                                 -------------------             Securities
Principal Position                      Year           Salary           Bonus        Underlying Options
                                        ----           ------           -----        ------------------

Donald B. Scott, President              1995         $120,000         $74,558              44,723

                                        1994           17,000             -0-               4,920

                                        1993           30,000             -0-                 -0-



Susan E. Hassel, V.P. Sales             1995         $114,790             -0-                 559

                                        1994           95,982             -0-              11,179

                                        1993           75,065             -0-               1,118





Employment Agreement


         Mr. Scott entered into an employment agreement with the Company effective May 15, 1995, for a period of twenty-four months. Under the terms of this employment agreement, Mr. Scott is to receive an annual salary of $120,000 for the fiscal year 1995, $144,000 for the fiscal year 1996 and $180,000 per year thereafter subject to review by the Board of Directors. Any bonuses paid to Mr. Scott are also subject to review by the Board of Directors.


Stock Compensation Plans

         1994 Stock Compensation Plan

         The Company's 1994 Stock Compensation Plan was approved by the board of directors on February 3, 1994 and by the shareholders on May 16, 1994 to provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not constitute incentive options to officers, directors (other than Outside Directors), employees and advisors of the Company or a subsidiary of the Company. A total of 111,807 shares of Common Stock has been authorized and reserved for issuance under the 1994 Stock Compensation Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The 1994 Stock Compensation Plan is administered by the Compensation Committee, consisting of Company directors. The Compensation Committee has the sole authority to interpret the 1994 Stock Compensation Plan, to determine the persons to whom options will be granted, to determine the basis upon which the options will be granted, and to determine the exercise price, duration and other terms of options to be granted under the 1994 Stock Compensation Plan; provided that, (i) the exercise price of each option granted under the 1994 Stock Compensation Plan may not be less than the fair market value of the Common Stock on the day of the grant of the option, (ii) the exercise price must be paid in cash upon exercise of the option, (iii) no option may be exercisable for more than 10 years after the date of grant, and (iv) no option is transferable other than by will or the laws of descent and distribution. No option is exercisable after an optionee ceases to be employed by the Company or a subsidiary of the Company, subject to the right of the Compensation Committee to extend the exercise period for not more than six months following the date of termination of an optionee's employment. An optionee who was a director or advisor may exercise their option at any time within six months after such optionee's status as a director or advisor terminates to the extent they were entitled to exercise such option at the date of termination of their status. If an optionee's employment is terminated by reason of disability, the Compensation Committee has the authority to extend the exercise period for not more than one year following the date of termination of the optionee's employment or service as an advisor or director. If an optionee dies and shall hold options not fully exercised, such options may be exercised in whole or in part within one year of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. The vesting period, if any, specified for each option will be accelerated upon the occurrence of a change of control or threatened change of control of the Company.

         As of the date of this Prospectus, approximately 105,000 options have been granted under the 1994 Stock Compensation Plan.

         1996 Combined Incentive and Nonqualified Stock Option Plan

         On May 2, 1996, the board of directors unanimously approved and recommended that the shareholders consider and approve the Company's 1996 Combined Incentive and Nonqualified Stock Option Plan (the "1996 Plan") to provide for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and nonqualified stock options at the discretion of the board of directors. The 1996 Plan was approved by the shareholders of the Company on June 17, 1996 at the annual meeting of shareholders. A total of 250,000 shares of Common Stock have been authorized and reserved for issuance under the 1996 Plan, subject to adjustment to reflect changes in the Company's capitalization in the case of a stock split, stock dividend or similar event. The 1996 Plan is to be administered by the board of directors of the Company. The board of directors has the sole authority to interpret the 1996 Plan, to determine the persons to whom options will be granted, to determine the basis upon which options will be granted, to determine whether each option is to be an incentive stock option or nonqualified stock option, and to determine the number of shares, exercise price, the period during which the option may be exercised, and any other terms and conditions of the options to be granted under the 1996 Plan; provided that, (i) the exercise price of each incentive stock option granted under the 1996 Plan may not be less than the fair market value of the Common Stock on the day of the grant, while the exercise price of each nonqualified stock option may be greater or less than the fair market value of the Common Stock, at the discretion of the board of directors; (ii) the exercise price must be paid in cash upon exercise of the option, or, to the extent permitted by applicable laws and regulations, may be exercised by delivery of shares of Common Stock of the Company held by the optionee having a fair market value equal to the exercise price, such fair market value to be determined in good faith by the board of directors; (iii) no option may be exercisable for more than 10 years after the date of grant; and
(iv) no option is transferable other than by will or the laws of descent and distribution. After an optionee ceases to be employed by the Company or a subsidiary of the Company, the option may be exercised by the optionee at any time prior to the expiration of three months after the date of such termination of employment (unless by its terms the option sooner terminates or expires), but only if, and to the extent the optionee was entitled to exercise the option at the date of such termination. If an optionee's employment is terminated by reason of disability, the option may be exercised by the optionee at any time prior to the expiration of one year after the date of such termination (unless by its terms the option sooner terminates or expires), but only if, and to the extent the optionee was entitled to exercise the option at the date of such termination. If an optionee dies and shall hold options not fully exercised, such options may be exercised in whole or in part within one year of the optionee's death by the executors or administrators of the optionee's estate or by the optionee's heirs. Any optionee may receive one or more grants of options as the board of directors shall from time to time determine, but no optionee shall receive an option in excess of 75,000 shares of Common Stock. Optionees who are not employees will only be eligible to receive nonqualified stock options.

         In July 1996, the Company granted Donald B. Scott, President, James F. Biagi, Jr., Secretary, Richard F. Rutkowski, Treasurer, and Richard J. Boeglin, Chief Financial Officer, incentive stock options under the 1996 Plan to purchase 60,000 shares, 40,000 shares, 40,000 shares and 40,000 shares respectively, at $7.13 per share, the market value of the Company's Common Stock on that date. As of the date of this Prospectus, 180,000 options have been granted under the 1996 Plan.

         The following table sets forth information regarding options granted during the fiscal year ended December 31, 1995 to the Company's Chief Executive Officer and the only other most highly compensated executive officer of the Company whose annual compensation exceeded $100,000.



                        Option Grants in Last Fiscal Year
                                Individual Grants

                                  Number of        % of Total Options
                                  Securities           Granted to
                                  Underlying          Employees in         Exercise or Base
           Name                Options Granted         Fiscal Year          Price Per Share    Expiration Date
           ----                ---------------         -----------          ---------------    ---------------

Donald B. Scott                      44,723                59                   $5.00          March  9, 2000

   President

 Susan E. Hassel                        559                 1                   $8.94          May 5, 2000
    V.P. Sales



         The following table sets forth information regarding exercised options and the value of unexercised options as of December 31, 1995 held by the Company's Chief Executive Officer and the only other most highly compensated executive officer of the Company whose annual compensation exceeded $100,000.


                 Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                        Number of
                                                        Securities
                                                        Underlying
                                                        Unexercised
                                                        Options at      Value of Unexercised
                                                         Fiscal         In-the-Money-Options
                                Shares Acquired         Year-End         At Fiscal Year-End
           Name                   on Exercise           Exercisable        Exercisable (1)
           ----                   -----------           -----------        ---------------

Donald B. Scott                         0               118,769            $       0

   President

Susan E. Hassel                         0               12,856             $       0
   V.P. Sales

-----------------
 (1) The value of unexercised options is based on the market value of the Company's Common Stock on October 31, 1996, of $4.75 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In consideration of Donald B. Scott's loan of $44,000 to the Company in 1992, the Company granted Mr. Scott an option to purchase 4,920 shares of Common Stock at $8.94 per share in 1994. During 1994, the Company canceled outstanding options held by Mr. Scott and reissued to him new options to purchase 67,084 shares at $0.27 per share until December 12, 2002. See "Management - Executive Compensation." During 1994, the Company advanced to Mr. Scott $59,000, which was an unsecured non-interest bearing receivable. During 1995, the receivable was repaid in consideration for compensation earned during 1995.

         Paul Miller and Henry Appleton are principals of Sunrise Systems, the Company's principal electronic equipment supplier and systems integrator. Additionally, one of them may be nominated to serve on the Company's board of directors pursuant to their agreement with the Company. They work closely with the Company to obtain system components and manufacturing resources plus design product enhancements. The Company licenses its software from, and has an exclusive hardware purchase agreement with, Sunrise Systems. The Company granted options to purchase shares of its Common Stock to Sunrise Systems in February 1993 in connection with the execution of the Hardware and Software Agreements. Such options were subsequently modified in December 1993 and December 1994 as partial consideration for extending the Hardware and Software Agreements. As a result of the original grant and modifications, Sunrise Systems holds options which expire in 2003, to purchase Common Stock of the Company as follows:


                           Shares              Price/Share
                           ------              -----------
                           18,448                 $0.09
                            5,590                 $0.89
                           36,388                 $9.93



          In December 1994, Bruce S. Glant, a former director of the Company filed a lawsuit against the Company for payment of a demand note in the principal amount of approximately $53,000 plus interest. Pursuant to a Settlement Agreement dated as of April 21, 1995, the Company agreed to pay Mr. Glant $5,000 upon execution of the Settlement Agreement and $2,000 per month thereafter until the note was paid in full. The Company also granted to Mr. Glant (i) the right to implement the digital information network technology in the greater Seattle, Washington market, and (ii) warrants to purchase 11,181 shares at $8.94 per share for five years. Mr. Glant directed 1,118 of such warrants to be issued to each of the two managers in the Company's Dallas office. The Company paid the outstanding balance of $37,757 upon conclusion of its public offering in February 1996.

         In January 1995, James F. Biagi, Jr., Secretary and a director, Ronald
P. Erickson, a former director, and Richard F. Rutkowski, a director, exchanged $119,829 of outstanding 5% promissory notes of the Company with accrued interest for 8,933 shares of Common Stock at $13.42 per share. In November 1995, Mr. Biagi exchanged $19,095 of a 5% demand note with accrued interest for 4,774 shares at $4.00 per share.

         In June 1996, in consideration for acquiring all of the outstanding capital stock of Pro.Net Communications, Inc., the Company issued 100,000 shares of the Company's Common Stock to shareholders of Pro.Net Communications, Inc., including 28,500 shares to Stephen R. Willey, who was elected a director of the Company in August, 1996 to fill the vacancy created by the resignation of Ronald
P. Erickson, former chairman of the board of directors. Mr. Willey received an additional 10,000 shares of the Company's Common Stock in June 1996 for entering into a two-year consulting agreement with the Company.

         In June 1996, in consideration for acquiring all of the outstanding capital stock of Cyber America Corporation, the Company issued 23,500 shares of the Company's Common Stock to Simon D. Liebman and Joseph S. Rutkowski, and 2,500 shares of the Company's Common Stock to Richard S. Rutkowski, Cyber America's three principal shareholders. Richard F. Rutkowski, the Company's treasurer and a director, is the brother of Joseph S. Rutkowski and son of Richard S. Rutkowski.


         The Company believes that the foregoing transactions with its officers and directors were on terms no less favorable than could have been obtained from independent third parties. All future transactions with such persons will also be on terms no less favorable than could be obtained from independent third parties and will be approved by a majority of the independent, disinterested directors.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 30, 1996 by (i) each person known by the Company to be the beneficial owner of more than 5% of the total outstanding shares of Common Stock, (ii) each director of the Company, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock of the Company.


Name of                                 Number of Shares          Percentage
Beneficial Owner                       Beneficially Owned        of Ownership
----------------                       ------------------        ------------
Donald B. Scott                           189,412   (1)               8.3%
James F. Biagi, Jr.                        95,019   (2)               4.2
Richard F. Rutkowski                       53,797   (3)               2.4
Stephen R. Willey                          38,500                     1.7
All directors and executive
   Officers as a group (6 persons)        446,357   (1)(2)(3)        19.7%


(1) Includes options to purchase 178,769 shares for terms ranging from 5 to 10 years, of which approximately 131,000 shares may be exercised at any time and approximately 48,000 shares may be exercised over the next 19 months.
(2) Includes options to purchase 79,133 shares for terms ranging from 5 to 10 years, of which approximately 47,000 shares may be exercised at any time and approximately 32,000 shares may be exercised over the next 19 months.
(3) Includes options to purchase 42,042 shares for terms ranging from 5 to 10 years, of which approximately 10,000 shares may be exercised at any time and approximately 32,000 shares may be exercised over the next 19 months.

The addresses of the foregoing persons are as follows: Donald B. Scott, 3102 Maple Avenue, Suite 230, Dallas, Texas 75201; James F. Biagi, Jr., 701 5th Ave., Suite 5701, Seattle, Washington 98104; Richard F. Rutkowski, 2203 Airport Way South, Suite 100, Seattle, Washington 98134; and Stephen R. Willey, 2203 Airport Way South, Suite 100, Seattle, Washington 98134.

                              SELLING SHAREHOLDERS



         The following table sets forth the number of shares of Common Stock which may be offered by the Selling Shareholders pursuant to this Prospectus. None of the Selling Shareholders own as much as 1% of the outstanding shares.




                                    Shares Beneficially                Shares               Number of Shares
                                    Owned Prior to this              to be Sold            Beneficially Owned
             Name                         Offering                in this Offering        After this Offering
             ----                         --------                ----------------        -------------------
Commonwealth Associates                    14,256 (1)                  14,256                      0
Mark Marshall                               6,709 (2)                   6,709                      0
Fred Meyers                                12,419 (3)                  12,419                      0
George Orban                                6,241 (4)                   6,241                      0
                                            ---------                 --------                     -

             Total                         19,369                      39,625                      0

----------



(1) Shares underlying warrants issued to Commonwealth Associates pursuant to Warrant Agreements dated May 7, 1992, June 15, 1992 and June 30, 1992, all of which are exercisable at $1.12 per share and expire on May 7, 1997. Commonwealth Associates has advised the Company that it intends to exercise its Warrants and sell the underlying shares pursuant to this Prospectus.
(2) Of such shares, 3,354 shares are subject to the Underwriters' Lock Up Agreement until February 13, 1998.
(3) Includes 6,000 options exercisable at $4.50 per share at any time until March 2001.
(4) Of such shares, all 6,241 shares are subject to the Underwriters' Lock Up Agreement until February 13, 1998.

                            DESCRIPTION OF SECURITIES


         The Company was incorporated on October 17, 1988 with an authorized capital of 10,000,000 shares of Common Stock, no par value. The authorized shares were increased to 25,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value on July 14, 1995 by amendment to the Articles of Incorporation. At such date the Company also effected a one for four reverse split of its authorized and outstanding capital stock as a result of which the authorized capital stock consisted of 6,250,000 shares of Common Stock, no par value, of which 1,472,737 shares were issued and outstanding and 250,000 shares of preferred stock, no par value, no shares outstanding. In October 1995 the Company effected a reverse stock split of 1 share for each 2.236 shares outstanding and amended its authorized capital to provide for 10,000,000 shares of Common Stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of the date of this Prospectus there are 2,271,355 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.


Common Stock

         The Company is authorized to issue 10,000,000 shares of Common Stock, no par value per share. The holders of the Common Stock are entitled to share ratably in any dividends paid on the Common Stock when, as and if declared by the board of directors out of funds legally available. Each holder of Common Stock is entitled to one vote for each share held of record. The Common Stock is not entitled to cumulative voting or preemptive rights and is not subject to redemption. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of Common Stock are fully paid and nonassessable.

Common Stock Purchase Warrants


         In its public offering in February 1996, the Company issued and sold 1,840,000 Common Stock Purchase Warrants ("Warrants") to purchase an aggregate of 1,840,000 shares of Common Stock at a price of $6.00 per share. The Warrants are exercisable at any time until February 13, 2001. The Warrants are governed by a warrant agreement ("Warrant Agreement") between the Company and Continental Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"). The information included herein concerning the Warrants is subject to the detailed provisions of the Warrant Agreement, a copy of which is available at the office of the Warrant Agent or the Company.


         Provision is made in the Warrant Agreement for adjustment of the price and number of shares of Common Stock issuable thereunder pursuant to certain anti-dilution provisions upon the occurrence of certain events, including the issuance or sale of or granting of rights to purchase shares of Common Stock at a price less than the exercise price then in effect and in the event of stock dividends, stock splits, recapitalizations and reclassifications. No adjustment to the exercise price will be made, however, upon issuance or sale by the Company of any shares of Common Stock for a consideration consisting, wholly or partly, of other than cash, for assets or acquisitions, to key employees or advisors to the Company or pursuant to the Warrants offered hereby or any stock option plan that is in effect on the date hereof. No adjustment in the exercise price will be made unless such adjustment would require an increase or decrease of at least 2% in the number of shares subject to the Warrants; however, any such adjustment not so made will be taken into account and carried forward in determining the amount of any subsequent adjustments.

         The Company is not required to issue fractions of shares upon exercise of Warrants; if any fraction of a share is issuable upon exercise of a Warrant, the Company shall purchase such fraction based upon the then current market value of the Common Stock.

         The Warrants do not confer upon the holder any voting, dividend or other rights of a stockholder of the Company.


         The Warrants are subject to redemption by the Company after March 13, 1997, upon 30 days prior written notice, at a price of $0.25 per Warrant provided that the closing sale or bid price per share of the Company's Common Stock equals or exceeds $9.00 per share for 20 of the 30 consecutive trading days ending within 15 days of the date notice of redemption is given.

         The Company must have a currently effective registration statement on file with the Securities and Exchange Commission in order for a Warrant holder to be able to exercise his Warrants. The Warrant Agreement requires the Company to endeavor to maintain such current effective registration. There can be no assurance that the Company will, at all times during the life of the Warrants, be able to maintain such registration, and in the event it is unable to do so, the Warrants will not then be exercisable. Additionally, the exercise of the Warrants is subject to the requirement that the Common Stock issuable upon exercise be registered or qualified for sale under applicable state securities laws in the states where the Warrant holders reside. There can be no assurance that the Company will be able to comply with applicable state laws where all Warrant holders reside. The Company intends to apply for listing of the Common Stock on the Nasdaq National Market. If successful, the requirement to register or qualify the Warrant Shares for sale in jurisdictions in which they were not registered in the February 1996 public offering may not be applicable because of exemptions available in most state securities laws or because of the applicability of the National Securities Markets Improvement Act of 1996, which became effective in October 1996.


Preferred Stock


         The board of directors, without further action by the shareholders, is authorized to issue up to 1,000,000 shares of preferred stock in one or more series and to fix and determine as to any series, any and all of the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation. The Company has no present intention to issue any preferred stock, but may determine to do so in the future. Under the terms of the Underwriting Agreement, the Company may not issue any shares of preferred stock without the prior written approval of the Representative until February 13, 1999 except for purposes of acquiring another business.


Underwriters' Stock Warrants and Underwriters' Warrants


         In connection with the public offering, the Company sold to the Representative of the Underwriters, 115,000 warrants (the "Underwriters' Stock Warrants") entitling the holder thereof to purchase up to 115,000 shares of Common Stock at a price of $8.25 per share for a period of four years commencing February 13, 1997 and 160,000 warrants entitling the holders to purchase up to 160,000 Common Stock Purchase Warrants at a price of $0.24 per Warrant, for a like period.


Transfer Agent and Warrant Agent

         The Transfer Agent for the Company's Common Stock and the Warrant Agent under the Warrant Agreement is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

Reports

         The Company intends to furnish to its shareholders after the close of each fiscal year, an annual report containing audited financial statements. In addition, the Company may furnish to its shareholders such other reports as management may determine.



                              PLAN OF DISTRIBUTION

         The Common Stock offered hereby may be sold from time to time to purchasers directly by any of the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Common Stock for whom they may act as agent. Such sales may be effectuated at any time or from time to time, so long as the Registration Statement, to which this Prospectus is a part, remains effective, through transactions that may take place on the Nasdaq SmallCap Market, in privately-negotiated transactions or through sales to one or more broker-dealers for resale of such Common Stock, as principals, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Shareholders of the shares of Common Stock offered hereby. The Company will pay the expenses incident to the offering of the Common Stock offered hereby relating to the preparation of the Registration Statement, of which this Prospectus is a part.

         Under agreements which may be entered into by the Selling Shareholders, underwriters, dealers and agents who participate in the distribution of the Common Stock offered hereby may be entitled to indemnification by the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereto. Underwriters, dealers and agents may be customers of, engaged in transactions with, or perform services for the Company or the Selling Shareholders in the ordinary course of business.





                                  LEGAL MATTERS


         The validity of the Common Stock offered hereby will be passed upon for the Company by Maurice J. Bates, L.L.C., 8214 Westchester, Suite 500, Dallas, Texas, 75225.






                                     EXPERTS

         The financial statements of Digital Data Networks, Inc. included in this Prospectus have been audited by BDO Seidman, LLP., independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                           DIGITAL DATA NETWORKS, INC.

                          INDEX TO FINANCIAL STATEMENTS


CONSOLIDATED FINANCIAL STATEMENTS:                                      Page

   Report of Independent Certified Public Accountants................... F-2

   Consolidated Balance Sheets.......................................... F-3

   Consolidated Statements of Operations................................ F-4

   Consolidated Statement of Stockholders' (Deficit) Equity............. F-5

   Consolidated Statements of Cash Flows................................ F-6

   Notes to Consolidated Financial Statements........................... F-7

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:

   Introduction......................................................... F-17

   Unaudited Pro Forma Consolidated Statements of Operations............ F-18

               Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders of Digital Data Networks, Inc.


         We have audited the accompanying balance sheet of Digital Data Networks, Inc., (the Company) as of December 31, 1995 and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements present fairly, in all material respects, the financial position of Digital Data Networks, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.




BDO Seidman, LLP

March 21, 1996

                           DIGITAL DATA NETWORKS, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in Thousands)


                                                                           December 31,      September 30,
                                                                              1995               1996
                                                                           -----------       ------------
                                                                                              (Unaudited)
CURRENT ASSETS
   Cash and cash equivalents                                               $      12           $  3,209
   Short-term investments                                                          -                325
   Accounts receivable                                                            14                 87
   Prepaid expenses and other current assets                                       3                123
                                                                           ---------            -------
         Total Current Assets                                                     29              3,744

Equipment, net of accumulated depreciation
    of $1,018 and $1,263 (Notes 2 and 3)                                         445                496

Intangible Assets, net of accumulated amortization of $159 and $288              183                794
Other Assets                                                                       -                 60
                                                                           ---------            -------

TOTAL ASSETS                                                               $     657           $  5,094
                                                                           =========           ========




CURRENT LIABILITIES
   Accounts payable and accrued liabilities                                $     227           $    477
   Notes payable and accrued interest (Note 3)                                   770                555
   Current portion of long term debt                                              76                 19
   Expanded software license commitment                                            -                 75
   Unearned income                                                                54                 37
                                                                           ---------            -------
         Total Current Liabilities                                             1,127              1,163
                                                                           ---------            -------

NONCURRENT LIABILITIES
   Long-term debt and accrued interest (Note 3)                                  947                 48
   Expanded software license commitment (Note 4)                                 250                  -
   Other noncurrent liabilities                                                    -                 65
                                                                           ---------            -------
         Total Noncurrent Liabilities                                          1,197                113
                                                                           ---------            -------

COMMITMENTS AND CONTINGENCIES (Note 4)

STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred Stock, 1 million shares authorized, none issued                       -                  -
   Common Stock, no par value, 10 million shares authorized,
     704,547 and  2,271,355 shares issued and outstanding                      6,359             13,278
   Accumulated Deficit                                                        (8,026)            (9,460)
                                                                           ---------            --------
         Total Stockholders' Equity (Deficit)                                 (1,667)             3,818
                                                                           ---------            -------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                       $     657           $  5,094
                                                                           =========           ========





                 See accompanying notes to financial statements.

                           DIGITAL DATA NETWORKS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in Thousands, Except Per Share Data)



                                                   Year Ended                           Nine Months
                                                   December 31                       Ended September 30,
                                                  -------------                      -------------------
                                               1994          1995                    1995          1996
                                               ----          ----                    ----          ----
                                                                                  (Unaudited)   (Unaudited)

   REVENUES                                 $   466        $  498                  $  350         $  406
                                            -------        ------                  ------         ------

   EXPENSES:
      Direct operating costs                    503           465                     357            327
      Product development costs (Note 12)         -             -                       -            303
      Salaries and related                      430           615                     474            770
      Marketing, general and administrative     267           307                     221            460
      Financing, legal and other
        consulting (Note 6)                     833           380                     325             51
                                            -------         -----                  ------         ------
        Total Expenses                        2,033         1,767                   1,377          1,911
                                            -------         -----                  ------         ------

      Loss Before Interest Expense            1,567         1,269                   1,027          1,505
                                             ------         -----                  ------          -----

   INTEREST EXPENSE (INCOME):
      Interest expense                          189           140                      95             55
      Interest income                             -             -                       -           (126)
                                            -------         -----                  ------         -------
         Net Interest Expense (Income)          189           140                      95            (71)
                                            -------         -----                  ------         -------

   NET LOSS                                $ (1,756)       $(1,409)                $(1,122)      $(1,434)
                                           =========       ========                ========      ========


   NET LOSS PER SHARE                      $   (4.38)      $ (2.17)                $(1.77)       $ (.76)
                                           ==========      ========                =======       =======





















                 See accompanying notes to financial statements.

                           DIGITAL DATA NETWORKS, INC.
                   STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
                             (Dollars in Thousands)



                                                                Common Stock
                                                                ------------            Accumulated
                                                           Shares         Amount          Deficit         Total
-------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                   355      $    1,954      $    (4,861)      $ (2,907)
Shares issued for cash                                        32             310                -            310
Shares issued for other than cash                             23             207                -            207
Issuance of compensatory options                               -             467                -            467
Net loss                                                       -               -           (1,756)        (1,756)
-------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                                   410           2,938           (6,617)        (3,679)
Shares issued upon debt exchange                             239           3,139                -          3,139
Shares issued for other than cash                             51             257                -            257
Shares issued for exercise of options                          5              25                -             25
Net loss                                                       -               -           (1,409)        (1,409)
-------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1995                                   705           6,359           (8,026)        (1,667)
Shares issued for cash (unaudited)                         1,323           5,823                -          5,823
Shares issued upon debt exchange (unaudited)                  31             124                -            124
Shares issued related to bus. acquisitions  (unaudited)      180             868                -            868
Shares issued for other than cash (unaudited)                 32             104                -            104
Net loss (unaudited)                                           -               -           (1,434)        (1,434)
-------------------------------------------------------------------------------------------------------------------------
Balance, September 30, 1996 (unaudited)                    2,271      $   13,278      $    (9,460)      $  3,818
=========================================================================================================================






















                 See accompanying notes to financial statements.

                           DIGITAL DATA NETWORKS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in Thousands)

                                                                                 Year Ended                  Nine Months
                                                                                 December 31,             Ended September 30,
                                                                                 ------------             -------------------
                                                                               1994        1995            1995         1996
                                                                               ----        ----            ----         ----

                                                                                                        (Unaudited)  (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss                                                                    $ (1,756)   $ (1,409)       $ (1,122)    $ (1,434)
      Adjustments to reconcile net loss to net cash
        used by operating activities:
            Depreciation and amortization                                        334         323             243          351
            Product development costs                                              -         303               -            -
           Other Non-cash operating expenses                                     674         219             163           95
           Increase (decrease) in accrued interest                               189         140              61         (120)
           Increase in accounts payable                                          118         130              40           57
           Other                                                                 (66)         70              92          159
                                                                            ---------    --------        --------     --------
Net Cash Used by Operating Activities                                           (507)       (527)           (523)        (907)
                                                                            ---------    --------        --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of equipment                                                        (5)        (24)           (19)         (192)
     Purchase of investments                                                       -           -              -          (367)
                                                                            ---------    ---------       --------     --------

Net Cash Used by Investing Activities                                             (5)        (24)           (19)         (559)
                                                                            ---------    ---------       --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock,
        net of stock issue costs                                                 310          25             25         5,823
     Proceeds from issuance of notes payable                                     199         525            555            90
     Repayment of expanded license commitment                                      -           -              -          (225)
     Repayment of notes payable                                                  (13)        (16)            (9)       (1,025)
                                                                            ---------    ---------       --------     --------

Net Cash Provided by Financing Activities                                        496         534            571         4,663
                                                                            ---------    ---------       --------     --------

Net Increase (Decrease) in Cash and Cash Equivalents                             (16)        (17)            29         3,197

CASH AND CASH EQUIVALENTS
      Beginning of Period                                                         45          29             29            12
                                                                            ---------    ---------       --------     --------

      End of Period                                                         $     29    $     12        $    58      $  3,209
                                                                            =========    =========       ========     ========




SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS
      Exchange of debt for equity                                           $      -    $  3,139        $ 3,120      $    124
      Common Stock issued for other than cash                                    207         257              -             -
      Common Stock issued in business acquisitions                                 -           -              -           868
      Issuance of compensatory options                                           467           -              -             -
      Accounts payable converted to debt                                           -         318              -             -



                 See accompanying notes to financial statements.

                           DIGITAL DATA NETWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1  Description of Business and Summary of Significant Accounting Policies

Digital Data Networks, Inc. (the "Company"), a wireless, passenger communication and advertising company, is principally engaged in development, design, installation and operation of the "digital information network", a network of computerized electronics message displays that deliver current news, information and advertising to riders on-board public transit vehicles. The digital information network consists of a series of electronic information displays utilizing digital radio transmission technology.

The Company, incorporated in 1988, has operated the digital information network in Dallas, Texas since 1991. The Company currently operates the digital information network on the entire bus fleet of Dallas Area Rapid Transit ("DART") and on a portion of the buses of Rhode Island Public Transit Authority ("RIPTA"). In July 1995, the Company changed its name from Transit Information Systems, Inc. to Digital Data Networks, Inc.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Cash and Cash Equivalents

Cash and cash equivalents are comprised primarily of funds on deposit with banks.

Equipment

Equipment is recorded at cost less accumulated depreciation based on assets estimated useful lives ranging from five to seven years. Depreciation is computed using primarily the straight-line method. Maintenance and repairs are expensed while major improvements are capitalized.

Intangible Assets

Intangible assets includes the cost of the expanded software license and is amortized on a straight-line basis over five years.

Other Assets

Other assets include stock issue costs incurred in connection with the Company's initial public stock offering. These costs have been deferred at December 31, 1995 and will be recorded as a reduction in common stock upon completion of the stock offering.

Income Taxes

Income taxes are accounted for utilizing the liability method. Deferred income taxes are provided to represent the tax consequence on future years for temporary differences between tax and financial reporting basis of assets and liabilities. A valuation allowance has been provided for the total amount of deferred tax assets which would otherwise be recorded for income tax benefits, primarily relating to operating loss carryforwards, as realization is not more likely than not.

Reclassifications

Certain reclassifications have been made to prior financial statements in order to conform to current period classifications.

Note 1  Description of Business and Summary of Significant
        Accounting Policies (continued)

Revenue Recognition

The Company records revenue as advertising services are provided. To the extent payment is received for advertising in advance of providing the service, such prepaid amounts are recorded as unearned income until services are provided.

Common Stock and Stock Splits

The Company records issuances of its common stock and grants or issuances of options or warrants to acquire such stock at the amount of cash received or, if issued for other than cash consideration, at the estimated fair value of such security at the date of issuance or grant. To the extent that options are issued or granted with an exercise price less than the estimated fair value of common stock at the date of grant ("Compensatory" options), the Company records an increase in amounts ascribed to common stock and expense for such difference.

In October 1995, the Company increased the number of shares of its Common Stock authorized to 10 million and declared and made effective a reverse 2.236 for 1 stock split. In June 1995, the Company declared and made effective a reverse 4 for 1 stock split. All share and per share information presented in these financial statements give effect to the reverse stock splits.

Loss per Common Share

Loss per common share data have been computed based upon the weighted average number of shares of common stock outstanding during the period and give effect to 1995 reverse stock splits. Stock options did not impact loss per share as they were antidilutive. The weighted average number of shares of common stock and common equivalent shares outstanding for the calculation of primary earnings per share approximated 401,000 and 650,000 for 1994 and 1995, respectively.

On a supplemental basis, giving effect to the exchange of debt for common stock which occurred during 1995, as if it had occurred at the beginning of the respective year, loss per share would have approximated $(2.56) and $(2.09) for years ended December 31, 1994 and 1995, respectively.

Interim Financial Statements

The consolidated financial statements as of September 30, 1996 and for the nine month periods ended September 30, 1995 and 1996 presented herein include all adjustments which are, in the opinion of management, considered normal, recurring adjustments necessary to present fairly the operating results for the interim periods reported.

Effect of Recently Issued Accounting Standards

Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No. 121 (`SFAS No. 121"), which establishes accounting standards for, among other things, the impairment of long-lived assets and certain identifiable intangibles, and SFAS No. 123 ("SFAS No. 123"), which establishes standards for accounting for stock-based compensation. SFAS No. 121 will be effective for financial statements having fiscal years beginning after December 15, 1995, and is not expected to have a significant effect, if any, on the Company's financial condition or results of operations. SFAS No. 123 will be effective for financial statements for fiscal years beginning after December 15, 1995, and required pro forma disclosures will be included in such statements. It is not expected that the Company will adopt the "fair value based method" of accounting for stock options, which is encouraged by SFAS No. 123, but rather will continue to account for such, utilizing the "intrinsic value based method" as is allowed by that statement.

Note 2  Equipment

Equipment is comprised of the following (thousands of dollars):

                                                                                        December 31,
                                                                                  -----------------------
                                                                                  1994             1995
                                                                                  ----             ----

DDN equipment installed in public transit vehicles                               $1,390           $ 1,390
Office equipment and other                                                           49                73
                                                                                 ------           -------
                                                                                  1,439             1,463

Accumulated depreciation                                                           (744)           (1,018)
                                                                                 ------           -------

Equipment, net                                                                   $  695           $   445
                                                                                 ======           =======


Note 3  Notes Payable and Long-Term Debt

Notes payable due within one year of the balance sheet dates consists of unsecured promissory notes and is comprised of the following (thousands of dollars):

                                                                                          December 31,
                                                                                    ----------------------
                                                                                    1994            1995
                                                                                    ----            ----

5% due on demand                                                                 $    62        $     40
   Accrued interest                                                                   22              22
12.5% due on demand                                                                   25               -
   Accrued interest                                                                   10               -
5% convertible due March 1996                                                          -              35
   Accrued interest                                                                    -               6
5% convertible due December 1996                                                       -              54
   Accrued interest                                                                    -              15
10% due December 1995                                                                199             549
   Accrued interest                                                                    5              49
                                                                                 -------        --------

       Notes Payable and Accrued Interest                                        $   323        $    770
                                                                                 =======        ========

Long-term debt consists of promissory notes, unsecured unless otherwise indicated, and is comprised of the following (thousands of dollars):

                                                                                        December 31,
                                                                                    --------------------
                                                                                    1994            1995
                                                                                    ----            ----

SUBSEQUENTLY EXCHANGED
5% convertible due 1996                                                          $ 2,468        $      -
   Accrued interest                                                                  464               -
5% due 1996                                                                          150               -
   Accrued interest                                                                   12               -
                                                                                 -------        --------
                                                                                   3,094               -
                                                                                 -------        --------

OTHER
5% convertible due March 1997                                                        214             131
   Accrued interest                                                                   34              20
8% secured due June 1997                                                             276             276
   Accrued interest                                                                   35              57
10% due March 1997                                                                     -             150
   Accrued interest                                                                    -               5
11% to 12% due March and August 1997                                                                 155
   Accrued interest                                                                    -               1
10% secured due May 1998                                                               -             225
   Accrued interest                                                                    -               3
                                                                                 -------        --------
                                                                                     559           1,023
                                                                                 -------        --------

Total Long-Term Debt and Accrued Interest                                          3,653           1,023
Less current portion                                                                   -             (76)
                                                                                 -------        --------

Long-Term Debt and Accrued Interest                                              $ 3,653        $    947
                                                                                 =======        ========

After the February 1996 closing of its initial public offering, the Company repaid in full its 10% notes due December 1995 (which had been extended to March
1996), approximately $48,000 (including accrued interest) of its 5% demand notes, $125,000 of its 8% notes, $150,000 of its 10% notes due March 1997, $50,000 of its 10% secured notes, and approximately $57,000 of its 11% to 12% notes.

Convertible promissory notes (the "Convertible Notes") bear interest at an annual rate of 5% and are convertible at the holder's option into shares of Company common stock at a $13.42 per share conversion price. The Convertible Notes are convertible in their separate entire amount including all accrued unpaid interest. Interest is payable at maturity. The Convertible Notes are senior in right of payment to other Company indebtedness, except that they rank equally with the 8% promissory note and junior to trade debt. During the year ended December 31, 1995, certain holders of Convertible Notes, having a combined principal and accrued interest total approximating $2.9 million, and the holder of the 5% $150,000 promissory note agreed to exchange debt and related accrued interest for approximately 232,500 shares of Company common stock. In 1995, the Company renegotiated certain terms of a portion of Convertible Notes resulting in, among other things, extension of the due dates from March 1996 to December 1996 and March 1997.

The 8% promissory note (the "8% Note") is secured by substantially all of the Company's assets, which have been pledged pursuant to terms of a security agreement. During the year ended December 31, 1995, the Company renegotiated certain terms of the 8% Note resulting in, among other things, extension of the due date from June 1996 to June 1997, and in connection therewith issued shares of Company common stock to the note holder. The 8% Note is convertible in its entire amount, including all accrued unpaid interest, into shares of Company common stock at a $17.89 per share conversion price. The 8% Note ranks equally with Convertible Notes and senior to other Company indebtedness, except for unsecured trade debt. Interest is payable at maturity. In February 1996, the Company repaid $125,000 of the 8% Note pursuant to terms of a mandatory prepayment requirement, which was effectuated upon the Company's receipt of its initial stock offering proceeds. As a result of having made the prepayment, the security interest in the Company assets is in the process of being released.

During 1995, in connection with the borrowings pursuant to terms of 10% promissory notes due December 1995 and March 1996 (subsequently extended to March 1997), the Company issued approximately 41,000 shares of Company Common Stock to note holders. The estimated value shares of issued, approximately $205,000, has been expensed and included in financing, legal and other consulting expenses.

During 1995, the Company renegotiated payment terms for amounts owed to DART, whereby its current payable of approximately $225,000, was exchanged for a secured 10% note payable due May 1998, with annual $30,000 payments. Pursuant to terms of the promissory note, as amended, as a result of the Company's receipt of proceeds from its initial public stock offering in February 1996, the Company repaid $50,000 of this note payable and the remaining balance is due in March 1997.

During 1995, in connection with settlement of litigation with an individual, the Company, among other things, (i) refinanced a portion of demand notes payable to such individual having an approximate balance due, including accrued interest, of approximately $53,000 whereby such payable now bears interest at an annual 12% rate (previously a combination of 12.5% and 5%) and is due in $2,000 monthly installments (previously due on demand), subject to accelerated prepayment under certain conditions, (ii) issued approximately 10,000 warrants to purchase shares of Company common stock at $8.94 per share, and, (iii) granted to such individual the exclusive right to implement the digital information network in the greater Seattle market. In February 1996, the Company repaid this payable in full.

In 1995, the Company reached an agreement with one of its suppliers to convert approximately $93,000 of accounts payable into an 11% promissory note payable due March 1997. In February 1996, the Company repaid $20,000 of this payable.

See Note 12 Events (Unaudited) Subsequent to Date of Report of Independent Certified Public Accountants regarding repayments and exchanges of debt.

Note 4  Software License and Supply Agreement

Pursuant to terms of a 1993 agreement, as amended, the Company licenses substantially all of its computer software, which is an essential element of the digital information network, from Sunrise Systems, Inc. ("Sunrise Systems"), an electronics supplier and software development company. The license provides the Company with exclusive rights to such software in metropolitan areas of the United States and Canada with populations over 100,000 and nonexclusive rights elsewhere in the world. The software license was to terminate in 1996 if the Company had not completed a major financing, as defined, by December 1996 and paid Sunrise Systems $250,000 plus 8% of net financing proceeds over $5 million, up to a maximum total payment of $300,000, (the "Expanded License Payment"). In February and in March 1996, the Company paid Sunrise Systems $225,000 representing the Expanded License Payment amount currently due as a result of the Company's receipt of its initial stock offering proceeds; the remaining $75,000 is due in 1997.

Additionally, until December 31, 1996, the Company has agreed to buy electronic displays and related hardware exclusively from Sunrise Systems, and Sunrise Systems has agreed to sell exclusively to the Company, at terms to be commercially reasonable and agreed upon each order.

Upon payment of the Expanded License Payment, the Company purchased an Expanded License which is, among other things, a perpetual, fully paid up exclusive license to use, modify and make derivative works of the source code and related materials. Effective in 1993, the Company recorded the $250,000 contingent minimum payment amount as a long-term obligation and the cost of the Expanded License as an intangible asset in the accompanying balance sheet. Accumulated amortization was $100,000 and $150,000 at December 31, 1994 and 1995, respectively. The difference between the total $300,000 actual amount of the Expanded License Payment over the $250,000 originally recorded will be recorded as an increase in intangible assets and amortized.


Note 5 Stock Options

The Company has granted to certain of its promissory note holders, stockholders, officers, directors, employees, suppliers, consultants and financial advisors non-qualified options and warrants to purchase shares of Company common stock. Options generally expire within 10 years of grant. Options issued having exercise prices not less than the fair value of Company common stock at the date of issuance are referred to as "Non-compensatory" options.

During 1994, the Company adopted a Combined Incentive and Non-Qualified Stock Option Plan (the "Plan") which permits the issuance of options to acquire shares of Company common stock. The plan permits grants of incentive stock options to employees and of non-qualified stock options to employees, directors, consultants or independent contractors of the Company. The exercise price of incentive stock options shall not be less than the fair market value of Company common stock at the date of grant. The exercise price of non-qualified stock options may be greater or less than the fair market value of Company common stock at the date of grant. The duration of options shall be established by the Board of Directors, and shall not exceed ten years. The Plan reserves approximately 112,000 shares of common stock for grant and provides that terms of each award be determined by the Board of Directors. During 1994 and 1995, the Company granted approximately 23,000 and 75,000 Plan options, respectively. No Plan options have been exercised.

In connection with the Company entering into an underwriting agreement for the sale of certain of its equity securities, during 1995 the Company and certain of its directors, officers and employees who had been granted options to acquire Company Common Stock at exercise prices less than the per share offering price of $5.00 agreed to a change in exercise price to $5.00 per share.

Shares and per share information have been presented on a basis giving effect to 1995 reverse stock splits. The following summarizes stock option and warrant transactions during the two years ended December 31, 1995 (thousands of shares):

                                                                                                  Exercise Price
                                                                               Shares                Per Share
----------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1993                                                 232             $0.09 to $53.66
Granted - Non-compensatory                                                        57              $8.94 to $9.93
Granted - Compensatory                                                           109              $0.27 to $4.47
   Canceled or expired                                                          (112)            $3.40 to $26.83
----------------------------------------------------------------------------------------------------------------
Outstanding at December 31,1994                                                  286
   Granted - Non-compensatory                                                    100                       $8.94
   Exercised                                                                      (5)                      $4.47
   Expired                                                                       (21)                     $53.66
----------------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995                                                 360             $0.09 to $17.17
================================================================================================================

                  Range of Exercise Prices                                   Shares        Weighted Average Life
                  ------------------------                                   ------        ---------------------
                       $0.09  to $0.89                                           91                    7.0 years
                       $4.47  to $6.71                                          140                    4.5 years
                       $8.94  to $9.93                                          112                    4.0 years
                       $11.18                                                    15                    1.5 years
                       $16.81 to $17.17                                           2                     .3 years
                                                                             ------
                                                                                360
                                                                             ======

Note 6  Related Party Transactions

At December 31, 1995 the Company's directors, together as a group, beneficially own approximately 8% of outstanding Company common stock before giving effect to exercise of outstanding stock options and the Company's initial public stock offering, and options to acquire approximately 174,000 shares of Company common stock, exercisable at per share prices of $0.27 to $17.17. At December 31, 1994, such officers and directors held approximately $131,000 face amount of Company promissory notes, most of which were subsequently exchanged for Company common stock.

A significant portion of the Company's outstanding promissory notes are held by persons who are also Company stockholders; certain of such security holders are former officers and directors of the Company.

At December 31,1994, the Company had a $59,000 receivable from an officer and stockholder. During 1995, the receivable was repaid in consideration for compensation earned during 1995.

Two of the co-owners and executive officers of Sunrise Systems are members of the Company's Board of Advisors. Sunrise Systems owns options to acquire approximately 63,000 shares of Company common stock (36,000 exercisable at $9.93 per share, 18,400 exercisable at $0.09 per share and 5,600 exercisable at $0.89 per share). Included in financing, legal and other consulting expense for the year ended December 31, 1994 is $45,000 of non-cash expense relating to the excess of fair value of common stock at date of grant over exercise price of approximately 24,000 Compensatory Options issued in connection with the negotiated extension of the software license agreement.

During the year ended December 31, 1994, the Company issued common stock to certain (i) holders of promissory notes, (ii) stockholders and (iii) consultants in consideration for, among other things, services, financing incentives, and/or credit forbearance. Included in financing, legal and other consulting expense is $207,000 of non-cash expense relating to such issuances of stock.

During the year ended December 31, 1994, the Company issued options to acquire approximately 16,000 shares of Company common stock to certain of its directors. During 1995, the Company issued to certain of its directors, officers and employees options to acquire approximately 89,000 shares of Company common stock. Additionally, during the year ended December 31, 1994, the Company canceled and reissued options to certain of its directors, resulting in reductions in the exercise price of such options ("Repriced Options"). Included in financing, legal and other consulting expense is and $309,000 of non-cash expense relating to such Repriced Options.


Note 7  Income Taxes

Deferred income taxes recorded for significant temporary differences between tax and financial reporting basis of assets and liabilities approximate $1 million and $1.3 million at December 31, 1994 and 1995, respectively, and primarily relate to operating loss carryforwards. A valuation allowance has been recorded for the full amount of deferred taxes as realization of such deferred tax asset is not considered to be more likely than not.

For income tax purposes, at December 31, 1995, the Company has net operating loss carryforwards approximating $4 million, which begin to expire in 2006. As a result of changes in the Company's stock ownership, utilization of net operating loss carryforwards could be subject to annual limitations. The annual amount that could be utilized is limited to the value of the Company as of the date of the change in ownership multiplied by the interest rate on federal long-term exempt securities at that date.

Prior to October 1991, the Company had elected to be an S-Corporation for income tax purposes. As such, tax attributes, such as taxable loss, are reported by individual stockholders, and accordingly, Company operating loss carryforwards do not include any amounts relating to periods prior to October 1991. In accordance with SEC Staff Accounting Bulletin Topic 4-B, losses accumulated prior to the Subchapter S termination have been combined with common stock.


Note 8  DART and RIPTA

In October 1995, the Company entered into a new contract with DART, effective for three years and eligible for extension at DART's option, on terms similar to the original five-year contract (which expired in October 1995) except that royalties payable to DART are reduced from 22% to 4% of gross advertising receipts. In addition, as more fully described in Note 3, the Company renegotiated payment terms of its approximately $225,000 payable to DART for royalties due pursuant to terms of the original contract. At December 31, 1994, approximately $180,000 of fees are due DART.

The Company's arrangement with RIPTA is on a month to month basis and provides for the Company to pay RIPTA a fee of 25% of advertising revenue received.

Note 9  Leases

The Company leases FM side bands for transmission to electronic display signs located on-board public transit vehicles. One of the FM side band leases is pursuant to an agreement expiring December 1996, which requires annual payments of $30,000. The other FM side band lease is on a month-to-month basis. The Company leases certain of its office facilities under an operating lease expiring November 1996, which requires annual payments of approximately $16,000.

Rent expense, relating to the aforementioned leases and certain other office equipment rents, approximated $54,000 during each of the years ended December 31, 1994 and 1995.

Note 10  Significant Customer

One of the Company's customers accounted for approximately 14% and 13% of the Company's revenues during the years ended December 31, 1994 and 1995, respectively.

Note 11  Subsequent Event - Initial Public Offering

In February 1996, the Company closed its initial public stock offering and received net cash proceeds of approximately $5.9 million, after deduction for underwriters commissions and certain other offering related costs. The Company issued 1,322,500 shares of its common stock and 1,840,000 of its common stock purchase warrants. The warrants entitle the holder to purchase one share of the Company's common stock at an exercise price of $6 per share during the five years commencing upon issuance. The warrants are redeemable after one year, under certain circumstances. The Company utilized approximately $1.1 million of the proceeds to repay certain notes payable and related accrued interest.

The Company's unaudited pro forma supplemental loss per share for the year ended December 31, 1995 and nine months ended September 30, 1996 approximates $(1.42) and $(0.66) respectively, presented on a basis as if the 1995 debt exchange and the 1996 public offering and related debt repayment had occurred at the beginning of such periods.

Note 12 Events (Unaudited) Subsequent to Date of Report of Independent Certified Public Accountants

As more fully described below, as a result of recent acquisitions of three Internet related businesses, the Company is also engaged in other operating and development activities. The Company's subsidiary, Pro.Net Communications, Inc. ("Pro.Net"), provides a range of Internet offerings to business customers, including connectivity services to local subscribers, intranet services to corporations, and the development of on-line working programs for commercial clients. Pro.Net's present primary operations are in Vancouver, British Columbia, Canada. The Company's subsidiary, Cyber America Corporation ("Cyber America"), is a primary services provider to the Internet, presently in the development stage of implementation and marketing its service capabilities. The Company's subsidiary, hip Communications, Inc. ("hip"), is a Web page design and development company targeting high-end corporate customers. The Company's financial statements are consolidated and include the results of operations of its acquired subsidiaries from the date of their acquisition. Pro.Net and Cyber America were acquired in June 1996, hip was acquired in September, 1996. Intercompany account balances and transactions are eliminated in consolidation.

During the three months ended September 30, 1996, the holder of a Company 5% promissory note agreed to exchange such debt and related accrued interest which together totaled $124,000, for approximately 31,000 shares of the Company's Common Stock.

On June 3, 1996, the Company acquired all of the outstanding common stock of Pro.Net for 100,000 shares of the Company's common stock valued at approximately $480,000. Shares of Company common stock issued are subject to a two year resale restriction, and were recorded at their estimated fair value determined on the basis of discounting (for, among other things, resale restrictions) the closing price of Company common stock at the Note 12 (continued) acquisition date. The total purchase price, including assumed liabilities at their estimated fair values (which approximate book value), is allocated to assets acquired based on preliminary estimates of fair value. Assets acquired include tangible assets (which fair values are estimated to approximate book value) and identifiable intangible assets, a customer subscription base. The excess of purchase price over fair value of current assets has been allocated to non-current tangible and intangible assets based upon their relative estimated fair values. Intangible assets recorded in purchase accounting approximate $612,000 and are amortized over five years.

On June 14, 1996, the Company acquired all of the outstanding common stock of Cyber America for 50,000 shares of the Company's common stock valued at approximately $280,000. One of the Company's Directors had a family member who was a majority shareholder of Cyber America. Shares of Company common stock issued are subject to a two year resale restriction, and were recorded at their estimated fair value determined on the basis of discounting (for, among other things, resale restrictions) the closing price of Company common stock at the acquisition date. The total purchase price, including assumed liabilities at their estimated fair values (which approximate book value), is allocated to assets acquired based on preliminary estimates of fair value. Assets acquired include tangible assets (which fair values are estimated to approximate book value) and identifiable intangible assets, products in development. The estimated value of products in development which are not deemed to have attained technological feasibility, as defined, are capitalized in purchase accounting at their estimated fair values of approximately $303,000 and immediately expensed as product development cost subsequent to recording the business combination.

On September 27, 1996, the Company acquired all of the outstanding common stock of hip for 30,000 shares of the Company's common stock valued at approximately $107,000. Shares of Company common stock issued are subject to a two year resale restriction, and were recorded at their estimated fair value determined on the basis of discounting (for, among other things, resale restrictions) the closing price of Company common stock at the acquisition date. The total purchase price, including assumed liabilities at their estimated fair values (which approximate book value), is allocated to assets acquired based on preliminary estimates of fair value. Assets acquired include tangible assets (which fair values are estimated to approximate book value) and identifiable intangible assets, a customer subscription base. The excess of purchase price over fair value of current assets has been allocated to non-current tangible and intangible assets based upon their relative estimated fair values. Intangible assets recorded in purchase accounting approximate $118,000 and are amortized over five years.

The following unaudited pro forma summary presents financial information on the basis as if the business combinations of Pro.Net, Cyber America and hip had occurred at the beginning of the periods presented. The pro forma information is based on historical information and is not necessarily indicative of results of operations that would have occurred, nor is it necessarily indicative of future results of operations of the combined companies (in thousands, except per share data):


                                                      Year Ended                Nine Months Ended
                                                  December 31, 1995            September 30, 1996
                                                  -----------------            ------------------
         Revenues                                    $      959                    $      737
                                                     ==========                    ==========
         Net loss                                    $   (1,629)                   $   (1,613)
                                                     ==========                    ==========
         Net loss per share                          $   (2.04)                    $    (0.79)
                                                     ==========                    ==========

                           Digital Data Networks, Inc.
                  Pro Forma Consolidated Financial Information

The following unaudited pro forma consolidated financial information has been prepared in accordance with guidelines established by regulations promulgated by the Securities and Exchange Commission. The unaudited pro forma consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 include the results of operations of Digital Data Networks, Inc.("Digital Data"), Pro.Net Communications, Inc. ("Pro.Net"), Cyber America Corporation ("Cyber America") and hip Communications ("hip") for the respective periods presented to the extent that such companies were in existence during such periods and give effect to the pro forma adjustments determined on the basis as described below as if all such transactions had occurred at the beginning of the respective periods.

         1. The business acquisitions of Pro.Net, Cyber America and hip are accounted for utilizing the purchase method of accounting. The estimated fair value attributed to Company Common Stock issued to former Pro.Net, Cyber America and hip stockholders approximated $480,000, $280,000 and $107,000 respectively. Shares of Company Common Stock issued are subject to a two year resale restriction, and were recorded at their estimated fair value determined on the basis of discounting (for, among other things, resale restrictions) the closing market value of Company Common Stock at the acquisition date.

         2. The total purchase price for each acquired company, including assumed liabilities at their estimated fair values (which approximates book value), is allocated to assets acquired based on preliminary estimates of fair values. Pro.Net assets acquired include tangible assets (which fair values are estimated to approximate book value) and identifiable intangible assets, a customer subscription base. The excess of purchase price over fair value of current assets has been allocated to non-current tangible and intangible assets based upon their relative estimated fair values. Intangible assets recorded in purchase accounting approximate $700,000 and are amortized over five years. Cyber America assets acquired include tangible assets (which fair values are estimated to approximate book value) and identifiable assets, products in development. The estimated value of products in development which are not deemed to have attained technological feasibility, as defined, are capitalized in purchase accounting at their estimated fair values of approximately $303,000 and immediately expensed as product development cost subsequent to recording the business combination.

         3. Increased amortization expense results from amortization of intangible assets recorded in the purchase price allocation of the Pro.Net business combination based on preliminary estimates of fair value.

These pro forma consolidated financial statements are not necessarily indicative of future results of operations of the Company.

                           DIGITAL DATA NETWORKS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  (thousands of dollars, except per share data)

                  For The Nine Months Ended September 30, 1996



                                              Digital                   Cyber                  Pro Forma      Pro Forma
                                               Data       Pro.Net      America        hip     Adjustments   Consolidated
                                             -------      -------      -------      -------   -----------   ------------
REVENUES                                     $   354      $   133      $     -      $   250     $     -       $   737
                                             -------      -------      -------      -------     -------       -------

EXPENSES
    Direct operating costs                       268           68            -           20          68(a)       424
    Salaries and related                         580           42           24          196           -          842
    Marketing, general and administrative        351          165           68           84           -          668
    Financing, legal and other consulting         49           25            -            2           -           76
                                             -------      -------      -------       --------   -------       -------

TOTAL EXPENSES                                 1,248          300           92          302          68         2,010
                                             -------      -------      -------       ------     -------       -------


LOSS BEFORE INTEREST EXPENSE                     894          167           92            52         68         1,273
                                             -------      -------      -------       -------    -------         -----

INTEREST EXPENSE (INCOME)
    Interest Income                             (126)          (1)           -             (2)        -          (129)
    Interest Expense                              67            -            -              5         -            72
                                             -------      -------      -------       --------   -------       -------
    Net interest expense (income)                (59)          (1)           -              3         -           (57)
                                             --------     --------     -------       --------   -------       ---------

NET LOSS                                   $    (835)   $    (166)   $     (92)    $     (55) $     (68)    $  (1,216) (b)
                                             ========     ========     ========      ========   ========       =======

NET LOSS PER SHARE                                                                                          $  ( 0.60) (c)
                                                                                                               ========



(a) To reflect pro forma increased amortization charges resulting from the allocation of the purchase price paid for Pro.Net and hip, based upon estimated remaining useful lives of five years.

(b) In accordance with guidelines established by the Securities and Exchange Commission, proforma net loss does not include approximately $303,000 of expense recorded immediately subsequent to recording the business combination relating to the esteemed fair value of intangible assets acquired associated with products in development which have not been determined to have yet attained technological feasibility.

(c) Calculated on the basis of approximately 2,037,000 weighted average shares of Common Stock for the nine months ended September 30, 1996. Stock options were not included in such computations as the effects were antidilutive.

                           DIGITAL DATA NETWORKS, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                  (thousands of dollars, except per share data)

                      For The Year Ended December 31, 1995




                                                           Digital                               Pro Forma      Pro Forma
                                                             Data        Pro.Net       hip      Adjustments   Consolidated
                                                           -------      ---------   ---------   -----------   ------------
REVENUES                                                   $   498      $     180   $     281    $     -     $     959
                                                           -------      ---------   ---------    -------       -------

EXPENSES
    Direct operating costs                                     466             83          18        144 (a)       711
    Salaries and related                                       615              -         122          -           737
    Marketing, general and administrative                      306            210          63          -           579
    Financing, legal and other consulting                      379             42           -          -           421
                                                           -------      ---------   ---------    -------       -------

TOTAL EXPENSES                                               1,766            335         203        144         2,448
                                                           -------      ---------   ---------    -------       -------

INCOME (LOSS) BEFORE INTEREST EXPENSE                       (1,268)          (155)         78       (144)      (1,489)

INTEREST EXPENSE                                               140             -            -          -           140
                                                           -------      ---------   ---------    -------       -------


NET INCOME (LOSS)                                        $  (1,408)   $      (155)   $     78  $    (144)    $  (1,629) (b)
                                                           ========     ==========    =======    ========      ========

NET LOSS PER SHARE                                                                                           $   (2.04) (c)
                                                                                                               ========


(a) To reflect pro forma increased amortization charges resulting from the allocation of the purchase price paid for Pro.Net and hip, based upon estimated remaining useful lives of five years.

(b) In accordance with guidelines established by the Securities and Exchange Commission, proforma net loss does not include approximately $303,000 of expense recorded immediately subsequent to recording the business combination relating to the estimated fair value of intangible assets acquired associated with products in development which have not been determined to have yet attained technological feasibility.

(c) Calculated on the basis of approximately 800,000 weighted average shares of Common Stock for the year ended December 31, 1995. Stock options were not included in such computations as the effects were antidilutive.

====================================================================================================================================
      No person has been authorized to give any
information or to make any representation in
connection with this offering other than those
contained in this Prospectus and, if given or
made, such information or representation must not
be relied upon as having been authorized by the
Company or any Underwriter. This Prospectus does                           1,879,625 Shares of Common Stock
not constitute an offer to sell or a solicitation                                    No Par Value
of an offer to buy any securities other than the
securities to which it relates or an offer to sell
or the solicitation of an offer to buy such
securities in any circumstances in which such
offer or solicitation is unlawful. Neither the
delivery of this Prospectus nor any sale made
hereunder shall, under any circumstance, create
any implication that there has been no change in
the affairs of the Company since the date hereof
or that the information herein is correct as of
any time subsequent to the date hereof.

                                                                                      Digital Data
                                                                                     Networks, Inc.



                  ------------------

                    TABLE OF CONTENTS                                     _____________________________
                                                                                    Prospectus
                                                  Page                    _____________________________
Additional Information.....................         2
Prospectus Summary.......................           3
Risk Factors.................................       6
Use of Proceeds.............................       11
Price Range of Common Stock and
  Warrants....................................     12                       , 1997
Dividend Policy.............................       12
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operation.................        13
Business.....................................      16
Management................................         27
Certain Relationships
     and Related Transactions.............         31
Principal Shareholders....................         32
Selling Shareholders......................         33
Description of Securities.................         34
Plan of Distribution........................       35
Legal Matters..............................        36
Experts......................................      36
Index to Financial Statements...........          F-1






=========================================================================================================



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         Pursuant to Section 23B.08.500 of the Washington Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees.
Article IX of the Bylaws provides that the Company may indemnify and hold harmless to the full extent permitted by applicable law each person who was or is made a party to or is threatened to be made a party to or is involved in an actual or threatened action, suit, or other proceeding, civil or criminal, by reason of the fact that he is or was a director, officer, employee or agent of the Company against all expenses, liabilities and losses, including attorneys fees, judgments, fines, and ERISA excise taxes or penalties, actually or reasonably incurred or suffered by such person in connection with any such action.

         Article V of the Restated Articles of Incorporation provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or knowing violation of law by the director, (ii) or conduct violating Section 23B.08.310 of the Washington Business Corporation Act (pertaining to liability for unlawful distributions), or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.


Item 25.  Other Expenses of Issuance and Distribution.

         Estimated expenses in connection with the public offering of Units by the Company pursuant to this Registration Statement are as follows:


   Securities and Exchange Commission filing fee...............      $       100
   Nasdaq National Market filing fee...........................            8,000
   Accounting fees and expenses................................           15,000
   Legal fees and expenses.....................................           30,000
   Blue Sky fees and expenses..................................           15,000
   Miscellaneous...............................................           31,900
                                                                       ---------
   Total.......................................................      $   100,000
                                                                       =========


Item 26.  Recent Sales of Unregistered Securities.

         The following is a summary of transactions by the Company during the last three years involving securities which were not registered under the Securities Act.

1. From March 1993 through February 1994, the Company sold 74,608 shares at $8.94 per share to 23 accredited investors who acquired the shares for investment without a view toward further distribution. The shares were sold pursuant to Rule 506 of Regulation D under the Securities Act. The majority of the 23 accredited investors were previously investors who purchased in a 1991-1992 offering of 5% Notes. The investors received a Private Placement Memorandum and executed a Subscription Agreement in which they verified their qualifications as an accredited investor and represented and warranted, among other things, that they were taking the securities for investment and not with a view to distribution. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

2. In April of 1994, the Company sold 2,236 shares of Common Stock at $17.89 per share to two accredited investors who acquired the shares for investment without a view toward further distribution. Both purchasers were accredited investors in the l992-1993 offering referred to in Item 1 above. The sales were exempt from registration under Section 4 (2) of the Securities Act as transactions not involving a public offering. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

3. In January 1995, the Company issued to 63 individual noteholders 232,559 shares of its Common Stock in exchange for $3.1 million principal amount of long-term notes with accrued interest. The notes were issued pursuant to the exemption in Section 3(a)(9) of the Securities Act. No commissions or other remuneration were paid.

4. From June 1994 through July 1995, the Company sold 19 units for an aggregate of $475,000. Each unit consisted of 933 shares of Common Stock and an unsecured promissory note in principal amount of $25,000, bearing interest at a rate of 10% per annum, due and payable five days after the successful completion of a public offering, five days after the Company raises more than $750,000 in one or more private financings, or December 31, 1995, whichever would come first. In August 1995, the Company sold $50,000 of 10% notes and issued a total of 7,456 shares of its Common Stock to two shareholders of the Company. The foregoing securities were sold pursuant to Rule 506 of Regulation D under the Securities Act. All of the purchasers were accredited investors, the majority of whom were investors in a 199l-l992 private offering and acquired the securities for investment without a view toward distribution. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

5. In August 1995, the Company sold $150,000 principal amount of 10% notes due on the earliest of 21 days after the first trading day of the Company's initial public offering, five days after the date that the Company has raised an aggregate of $750,000 in a private financing, or December 31, 1995, subsequently extended to December 31, 1996. The purchaser was an accredited investor who acquired the securities for investment without a view toward further distribution. The securities were issued in reliance on the exemption in Section 4(2) of the Securities Act for transactions not involving a public offering. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration. This principal amount plus accrued interest was repaid in March 1996.

6. In May of 1995, the Company issued 5,591 shares of Common Stock to a former director upon the exercise of outstanding options. The shares were issued in reliance upon the exemption in Section 4(2) of the Securities Act for a transaction not involving a public offering. The purchaser took the shares for investment without a view toward further distribution. The certificates bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

7. During the period December 1993 through November 1996, the Company granted stock options as follows:

     Date                  Optionee               No. Shares       Price                           Term
     ----                  --------               ----------       -----                           ----
December 1993           Sunrise Systems             27,952         $9.93                        10 years

January 1994            Donald B. Scott              4,920         $8.94                        10 years

                        Ronald P. Erickson          11,181         $8.94                         5 years
                        former Chairman

February 1994           Richard J. Boeglin           2,236         $8.94                         5 years

                        Susan E. Hassel              2,236          $8.94                        5 years

May 1994                Vendor (in lieu of             448         $19.68                        5 years
                        cash payment)

                        Dallas Office Manager          559          $8.94                        5 years

June 1994               Richard J. Boeglin          10,062          $4.47(1)                     5 years

                        Susan E. Hassel              8,943          $4.47(1)                     5 years

October 1994            Vendor (in lieu of             504         $13.42                        5 years
                        cash payment)

November 1994           Dallas Office Manager          335          $8.94                        5 years

March 1995              Donald B. Scott             44,723          $4.47(2)                     5 years

                        James S. Biagi              27,952          $4.47(2)                     5 years

                        Sales employee                 336          $8.94                        5 years

                        Dallas Office Manager        2,013          $8.94(3)                    10 years

April 1995              Vendor (in lieu of           1,118          $8.94                       5 years
                        cash payment)

May 1995                Richard J. Boeglin             559          $8.94                        5 years

                        Susan E. Hassel                559          $8.94                        5 years

                        Noteholder                  10,063          $8.94                        5 years

March 1996              Advisory Member              6,000          $6.00(4)                     5 years

     Date                  Optionee               No. Shares       Price                           Term
     ----                  --------               ----------       -----                           ----
July 1996               Donald B. Scott             60,000          $7.13(5)                     5 years

                        James F. Biagi              40,000          $7.13(5)                     5 years

                        Richard F. Rutkowski        40,000          $7.13(5)                     5 years

                        Richard J. Boeglin          40,000          $7.13(5)                     5 years

----------
(1) Vesting over a 36-month period. Repriced to $5.00 per share in October 1995.
(2)   Repriced to $5.00 per share in October 1995.
(3)   Vesting over a 27-month period.
(4)   Repriced to $4.50 per share in December 1996.
(5)   Vesting over a 24-month period.


The options were granted to officers and employees of the Company and other persons associated with the Company in reliance upon the exemption in Section 4(2) of the Securities Act for transactions not involving a public offering.

8. In October 1995, a former director and Chairman of the Executive Committee agreed to extend his 8% senior note in the principal amount of $276,364 until June 1997 conditioned upon closing the Company's public offering before February 15, 1996 and the payment by the Company of $125,000 on the Note from the proceeds of such offering. In consideration for the extension, the Company issued the noteholder 8,945 shares of Common Stock. The shares were acquired without a view toward distribution and the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act for transactions not involving a public offering. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

9. In October 1995, a former director of the Company agreed to extend his $53,750 principal amount 5% note due March 21, 1996 to December 29, 1996 in consideration for the issuance by the Company of 1,433 shares of its Common Stock. The transaction was effected through the President of the Company in reliance on Section 4(2) of the Securities Act for transactions not involving a public offering. The shares were acquired for investment without a view toward further distribution. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

10. In May 1996, a shareholder exercised options to purchase 448 shares of the Company's Common Stock at an option price of $.89 per share. The shares were acquired for investment without a view toward further distribution. The certificate evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

11. In June 1996, the Company acquired all of the outstanding common stock of Pro.Net Communications, Inc. ("Pro.Net") for 100,000 shares of the Company's Common Stock, which were issued to shareholders of Pro.Net, all of whom are residents of Canada. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration. In connection with the acquisition of Pro.Net, the Company issued 20,000 shares of Common Stock to two of the principal shareholders of Pro.Net in consideration for signing consulting agreements with the Company. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

12. In June 1996, the Company acquired all of the outstanding common stock of Cyber America Corporation for 50,000 shares of the Company's Common Stock. The certificates evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

13. In June 1996, a former employee of the Company was issued 112 shares of the Company's Common Stock in consideration for services rendered while an employee of the Company. Such shares had been earned by the employee during 1994 but had never been issued. The shares were acquired for investment without a view toward further distribution. The certificate evidencing such securities bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

14. In August 1996, the Company issued 30,795 shares of the Company's Common Stock to a member of the Company's Advisory Board, a resident of Canada, upon conversion of his outstanding promissory note having a balance of principal and accrued interest in the amount of $123,949.96, pursuant to an agreement dated March 1994. The shares were acquired for investment without a view toward further distribution. The certificate evidencing such securities bears a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

15. In September 1996, the Company acquired, from the sole shareholder of hip Communications, Inc. ("hip"), a resident of Canada, all of the outstanding common stock of hip for 30,000 shares of the Company's Common Stock. The certificate evidencing such securities bears a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

16. In October 1996, the Company signed an exclusive License Agreement with the Small Stock News Network ("SSNN") to sell its service in Canada in consideration for agreeing to issue 25,000 shares of the Company's Common Stock. The certificate evidencing such securities will bear a restrictive legend prohibiting transfer in the absence of an effective registration statement or an opinion of counsel that the securities may be transferred without registration.

Item 27.  Exhibits.

Exhibit No.

3.1              Registrant's Restated Articles of Incorporation, as amended.(3)
3.2              Bylaws of the Registrant.(3)
4.1              Specimen of Common Stock Certificate. (3)
4.2              Revised Form of Warrant Agreement. (3)
4.3              Specimen of Common Stock Purchase Warrant.(3)
5.1              Opinion of Maurice J. Bates, L.L.C.(2)
10.1             Copy of Combined Incentive and Non-Qualified Stock
                 Option Plan.(3)
10.2             Lease Agreement dated November 19, 1993 for Dallas offices.(3)
10.3 Hardware Purchase and Sale Agreement between the Registrant and Sunrise Systems, Inc.(3)
10.3.1           Amendment to Hardware Purchase and Sale Agreement. (3)
10.4 License Agreement between the Registrant and Sunrise Systems, Inc. including grant of options to Sunrise Systems, Inc.(3)
10.4.1           Amendment to License Agreement. (3)
10.5 Agreement dated October 13, 1992 for installation of hardware on DART buses and future transit systems. (3)
10.6             Employment Agreement between the Registrant and Donald B.
                 Scott.(3)
10.7             Copy of Assumed Name Certificate for The Transit Network.(3)
10.8 Award/Contract with Dallas Area Rapid Transit Authority dated as of October 16, 1995. (3)
10.9             Promissory Note payable to DART dated January 24, 1996.(3)
10.10 Offer dated April 19, 1996 outlining terms of acquisition of Pro.Net Communications, Inc. (4)
10.11 Stock Purchase Agreement dated June 14, 1996 outlining terms of acquisition of Cyber America Corporation (1)
10.12 Stock Purchase Agreement dated September 12, 1996 and amended September 25, 1996, outlining terms of acquisition of hip Communications, Inc. (1)
10.13            License Agreement dated October 4, 1996 between the Company and
                 SSNN (1)
10.14            Consulting Agreement between the Registrant and Stephen R.
                 Willey (1)
10.15            Consulting Agreement between the Registrant and Peter V.
                 Ciccone (1)
24.1             Consent of Certified Public Accountants.(1)
24.2             Consent of Maurice J. Bates, L.L.C. (contained in Exhibit
                 5.1).(2)
-----------

(1)   Filed herewith.
(2)   To be filed by amendment.
(3) Incorporated by reference to Registration Statement Form SB-2, File No. 33-95744-D as permitted by Rule 12b-32.
(4) Incorporated by reference to the Registrant's Form 8-K for the month of June 1996, as permitted by Rule 12b-32.


Item 28.  Undertakings.

         The undersigned Registrant hereby undertakes as follows:

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

                  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                  For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         The Registrant further undertakes

                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December ____, 1996.

                                                   DIGITAL DATA NETWORKS, INC.

                                                            (Registrant)



                                        By:  /s/   Donald B Scott, Jr.
                                                   -----------------------------
                                                   Chairman of the Board
                                                   (Principal Executive Officer)


         Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

     Signature                                          Title                                         Date
     ---------                                          -----                                         ----


/s/ Donald B. Scott, Jr.                    Chairman of the Board, President, Director           December 12, 1996
---------------------------                 (Principal Executive Officer)
Donald B. Scott, Jr.


/s/ James F. Biagi Jr.                      Secretary, Director                                  December 12, 1996
James F. Biagi, Jr.


/s/ Richard F. Rutkowski                    Treasurer, Director                                  December 12, 1996
Richard F. Rutkowski


/s/ Stephen R. Willey                       Director                                             December 12, 1996
Stephen R. Willey


/s/ Richard J. Boeglin                      Vice President, Finance and                          December 12, 1996
Richard J. Boeglin                          Operations ( Principal Financial
                                            and Accounting Officer)

                                INDEX TO EXHIBITS
                                -----------------
Exhibit No.
----------
3.1 Registrant's Restated Articles of Incorporation, as amended.(3)
3.2               Bylaws of the Registrant.(3)
4.1               Specimen of Common Stock Certificate. (3)
4.2               Revised Form of Warrant Agreement. (3)
4.3               Specimen of Common Stock Purchase Warrant.(3)
5.1               Opinion of Maurice J. Bates, L.L.C.(2)
10.1              Copy of Combined Incentive and Non-Qualified Stock Option
                  Plan.(3)
10.2              Lease Agreement dated November 19, 1993 for Dallas offices.(3)
10.3 Hardware Purchase and Sale Agreement between the Registrant and Sunrise Systems, Inc.(3)
10.3.1            Amendment to Hardware Purchase and Sale Agreement. (3)
10.4 License Agreement between the Registrant and Sunrise Systems, Inc. including grant of options to Sunrise Systems, Inc.(3)
10.4.1            Amendment to License Agreement. (3)
10.5 Agreement dated October 13, 1992 for installation of hardware on DART buses and future transit systems. (3)
10.6              Employment Agreement between the Registrant and Donald B.
                  Scott.(3)
10.7              Copy of Assumed Name Certificate for The Transit Network.(3)
10.8 Award/Contract with Dallas Area Rapid Transit Authority dated as of October 16, 1995. (3)
10.9              Promissory Note payable to DART dated January 24, 1996.(3)
10.10 Offer dated April 19, 1996 outlining terms of acquisition of Pro.Net Communications, Inc. (4)
10.11 Stock Purchase Agreement dated June 14, 1996 outlining terms of acquisition of Cyber America Corporation (1)
10.12 Stock Purchase Agreement dated September 12, 1996 and amended September 25, 1996, outlining terms of acquisition of hip Communications, Inc. (1)
10.13 License Agreement dated October 4, 1996 between the Company and SSNN (1)
10.14             Consulting Agreement between the Registrant and Stephen R.
                  Willey (1)
10.15             Consulting Agreement between the Registrant and Peter V.
                  Ciccone (1)
24.1              Consent of Certified Public Accountants.(1)
24.2              Consent of Maurice J. Bates, L.L.C. (contained in Exhibit
                  5.1).(2)

-----------

(1)   Filed herewith.
(2)   To be filed by amendment.
(3) Incorporated by reference to Registration Statement Form SB-2, File No. 33-95744-D as permitted by Rule 12b-32.
(4) Incorporated by reference to the Registrant's Form 8-K for the month of June 1996, as permitted by Rule 12b-32.